As filed with the Securities and Exchange Commission on February 10, 2005
                          Registration No. 333-121543


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                OPTIONABLE, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                  7371                         52-2219407
-------------------------------           --------------------------           ----------------
(State or Other Jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)            Classification Code Number)           Identification
                                                                                    Number)

                             555 Pleasantville Road
                            South Building, Suite 110
                        Briarcliff Manor, New York 10510
                                 (914) 773-1100

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               Edward J. O'Connor
                                Optionable, Inc.
                             555 Pleasantville Road
                            South Building, Suite 110
                        Briarcliff Manor, New York 10510
                                 (914) 773-1100

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    copy to:
                            Adam S. Gottbetter, Esq.
                            Kenneth S. Goodwin, Esq.
                           Gottbetter & Partners, LLP
                               488 Madison Avenue
                          New York, New York 10022-5718
                                 (212) 400-6900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2005


PROSPECTUS

                                OPTIONABLE, INC.

                        31,431,026 shares of Common Stock

All of the shares of common stock of Optionable, Inc. covered by this prospectus are being offered and sold from time to time by certain of our stockholders and warrant holders referred to as Selling Stockholders. All of these shares are being registered for resale only. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders, but will receive proceeds from the exercise of the warrants held by some of the Selling Stockholders upon exercise. These shares covered by this prospectus will be offered for sale by the Selling Stockholders from time to time.

The shares being registered include 30,131,026 shares, and 1,300,000 shares underlying outstanding common stock purchase warrants. Before exercise of the warrants, the Selling Stockholders have no voting or other ownership rights in the shares underlying those warrants.

The Selling Stockholders may be deemed underwriters within the meaning of the Securities Act of 1933 in connection with sales of our common stock included in this prospectus.


No public market currently exists for our common stock. We intend to have our common stock quoted on the over-the-counter bulletin board operated by the National Association of Securities Dealers, Inc. (OTCBB). The Selling Stockholders will sell their shares from time to time at $0.20 per share until our shares are quoted on the OTCBB and thereafter at prevailing or privately negotiated prices. There is no assurance that our common stock will be included on the OTCBB.


      INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    THE DATE OF THIS PROSPECTUS IS ___, 2005

                                TABLE OF CONTENTS

                                      PAGE

Prospectus Summary .........................................................5
Risk Factors ...............................................................6
Use of Proceeds.............................................................17
Selling Stockholders .......................................................18
Capitalization..............................................................21
Plan of Distribution .......................................................21
Management's Discussion and Analysis or Plan Of Operations..................23
Description of Business ....................................................28
Directors, Executive Officers, Promoters and Control Persons................33
Executive Compensation......................................................34
Security Ownership of Certain Beneficial Owners and Management .............36
Certain Relationships and Related Party Transactions .......................38
Description of Securities...................................................39
Market for Common Equity....................................................41
Legal Proceedings...........................................................42
Legal Matters...............................................................42
Experts.....................................................................42
Where You Can Find Additional Information ..................................42
Financial Statements .......................................................F-1



DEALER PROSPECTUS DELIVERY OBLIGATION

Until _________, 2005 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                               PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed under Risk Factors, and our financial statements and the accompanying notes.

All references to our shares in this prospectus reflect the 1000-for-1 forward stock split we made on March 30, 2000, the 25-for-1 forward stock split we made on May 30, 2000, the 20-for-1 forward stock split we made on July 21, 2000, and the 1.27-for-1 forward stock split we made on June 10, 2004.

BUSINESS


We were formed as a Delaware corporation on February 4, 2000, with the goal of creating advanced solutions to the inherent inefficiencies of the traditional open-outcry and over the counter ("OTC") trading environments. We are developing OPEX, a comprehensive electronic energy options and swaps trading platform, to provide enhancements to the existing OTC market used by professional derivatives traders. Derivatives are an effective tool in minimizing risk for producers and end-users as well as an investment vehicle for speculators and investors who provide liquidity to the derivatives market. Although there are existing electronic derivatives trading solutions, they have usually added options trading as an afterthought, which can result in poor execution and limited participation. We designed our system from the ground up to accommodate the trading strategies currently used on the traditional OTC, commodity and equity exchanges. We intend to launch OPEX during the first half of 2005. We also believe that our customers will want to continue to receive brokerage and trading services through means other than electronically. In March 2001, we combined OTC voice brokerage with electronic order matching and acquired the OTC trading division of Orion Energy Services LLC. The combination of our technology with Orion's brokerage experience will position us to be a full service trade-matching and brokerage solution.


We provide the following services:


o OTC commodity derivatives brokerage, which is to facilitate the trade of energy derivatives, such as Natural Gas options and swaps between counterparties. These derivatives are financially settled, and lock in a price for the underlying derivative at a specified price or price range within a specified period of time. Since they are financially settled, no underlying product is delivered; instead, the transaction is settled financially between the counterparties or the exchange;


o commodity derivatives services on the floor of the New York Mercantile Exchange (the "NYMEX") (also known as "Floor" or "Open Outcry" brokerage), which is to facilitate the trade of energy futures and options between counterparties and was launched in April 2004. Such services are provided through an affiliate, Capital Energy Services LLC ("CES");

o software development and deployment of electronic brokerage platform, which is to automate the trading of energy derivatives between counterparties .


Generally, the nature and mechanics of our business is to inquire of our clients needs in the trade of energy options, swaps, and futures. Once we understand their needs: in the case of NYMEX futures or options, the trade is presented on the NYMEX through CES; and in the case of OTC swaps and options, we inquire of other clients whether they are interested in participating in such transaction. Once the counterparties agree on a certain trade, we match the counterparties and consummate the trade by (i) in the case of a bilateral OTC trade, by confirming the details of the executed trade with both counterparties or (ii) in the case of a cleared trade, by submitting such trade to an exchange.

Presently, OTC brokerage is facilitated by brokering trades between our clients via telephone and electronic messaging, often referred to as voice brokerage. By building a relationship with their customers, our brokers learn about their customers' interests and are able to insure that traders can focus on the opportunities their customers will want to exploit. We intend to combine traditional voice brokerage with electronic trading by offering a hybrid combination of voice and electronic transactions; customers will be able to move between voice and electronic trading with no loss in liquidity. They will be able to transact in the same markets, regardless of whether or not they entered orders electronically or through a broker We aim to provide a bridge between OTC options and electronic trading.



We generate revenues by charging commission fees based on the transactions we broker on behalf of our clients. We also receive incentives from the Intercontinental Exchange ("ICE") and the New York Mercantile Exchange ("NYMEX"). The incentives are earned based on a percentage of the total revenues received by the exchange attributable to our volume of transactions submitted to the respective exchanges. Furthermore, we generate revenues from CES floor brokerage operations, which are commission fees based on transactions they broker on behalf of their clients. In return for such floor brokerage revenues from CES, we assume all associated expenses incurred by CES, including brokerage commissions paid by CES to its employees. We anticipate that revenues generated from OPEX services will be earned similarly to the method by which we generate revenues when providing voice-brokerage services.

We are not registered as a securities broker-dealer.

Our principal executive offices are located at 555 Pleasantville Road, South Building, Suite 110, Briarcliff Manor, New York 10510. Our telephone number at this location is (914) 773-1100. Our website is www.optionable.com.


THIS OFFERING

By means of this prospectus, the Selling Stockholders are offering up to 30,131,026 shares of our common stock which they own, and 1,300,000 shares of common stock which they may at a later date acquire upon exercise of warrants. We will not receive any proceeds from the sale of the common stock offered by the Selling Stockholders, but we did receive consideration from the Selling Stockholders at the time they purchased the shares from the company. We will receive proceeds from the exercise price of the warrants if they are exercised by the Selling Stockholders. We intend to use any proceeds from the exercise of the warrants for working capital and general corporate purposes.


Our officers and directors beneficially own approximately 46.7% of our issued and outstanding common stock.


FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, and (f) our products and services. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

Our business plan relies on market acceptance of our OPEX system, which is still under development, to increase our revenues.

While we are presently engaged primarily in voice brokerage (see "Description of Business"), our business plan calls for OPEX to be a major contributor to our success. We must continue to grow our revenues through our existing services and by gaining market acceptance of our OPEX system when it is launched. When our OPEX system is fully developed and operational, which we anticipate will occur during the first six months of 2005, we must gain market acceptance of the OPEX system with our existing customers as well as other professional options traders to achieve acceptable revenue growth. However, OPEX is still in the developmental stage, and it might never be launched, or might not be successful when it is launched. Our failure to fully develop and launch OPEX would have a material negative effect on our financial prospects.

Our history of operating losses in our current business and our plan to enter a new line of business may make it difficult for you to evaluate our business and your investment.

We have a history of operating losses that are likely to continue in the future. For the years ended December 31, 2003 and December 31, 2002, we incurred losses from operations of $3,013,310 and$1,218,408, respectively. Our accumulated deficit was $6,828,398 as at December 31, 2003. Our auditors have included an explanatory paragraph in their Report included in our audited financial statements for the years ended December 31, 2003 and 2002 to the effect that our significant losses from operations and our working capital deficiency raise substantial doubt about our ability to continue as a going concern. Because these losses were sustained in the businesses in which we are now engaged, and we currently intend to enter into a new line of business through the launch of our OPEX offering, you may find it difficult to evaluate our business and its prospects.


Our quarterly financial results will continue to fluctuate making it difficult to forecast our operating results.

Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control, including:

o variability in demand and usage for our product and services. For example, to the extent that market demand for OTC energy products and derivatives is reduced, our revenues will decrease accordingly

o governmental regulations affecting the use of the Internet in general, and electronic messaging in connection with financial transactions in particular. We rely on electronic messaging in conducting our business. Any future regulations which prohibit electronic messaging in effecting financial transactions, or which otherwise impose additional requirements on the form, content or retention of electronic messaging, could significantly increase our cost of doing business.

We have historically lost money and our losses may continue in the future, which may cause us to curtail our current operations and our development and implementation of OPEX.



We have incurred net losses quarterly from inception, although we had a small net profit for the three months ended September 30, 2004. We may continue to incur net losses for the foreseeable future, and we can not assure you that we will be successful in reaching or maintaining positive cash flow and profitable operations. Accordingly, our ability to operate our current business and implement OPEX may be hampered by negative cash flows and liquidity problems in the future, and the value of our stock may decline as a result. In the past, we suspended the development and implementation of OPEX for a year, in part because of our negative cash flow.



Our pricing model for OPEX services is unproven and may be less than anticipated, which may harm our gross margins.

The pricing model of our OPEX services may be lower than expected as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments or otherwise. Our pricing model depends on the specific requirements of the order, purchase volumes, the sales and service support and other contractual agreements. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

We may face difficulties in transitioning our customers from voice brokerage to electronic trading or a combination of both.

By launching OPEX, we intend to retain existing customers and attract new customers to our services. Our experience in marketing and supporting electronic trading services is limited. We may need to supplement our existing staff with marketing and support personnel with more extensive experience in these areas, which would increase our operating expenses and cost of revenues. Additionally, management will need to expend significant time and resources to ensure a smooth transition from voice brokerage to electronic trading or a combination of both, which could distract management from maintaining or expanding our operations.

Existing customers may resist the transition to electronic trading. New and existing customers may be unsatisfied with the support we provide for electronic trading and may prefer continuing with voice brokerage or discontinue our relationship based on actual or perceived problems they experienced in using our services. The loss of new or existing customers could decrease the market acceptance of our products, harm our reputation and reduce our revenues from existing customers. This could have a negative effect on our business, operations, and financial condition.


We cannot be certain that we will be able to protect our proprietary information and intellectual property, which we rely on to maintain our competitive position.

We rely on our proprietary information and intellectual property to maintain our competitive position. We may not be able to protect a significant portion of our proprietary information, such as our client lists, since we do not have confidentiality agreements with our employees. Such confidentiality agreements are not customary in our industry. Accordingly, we may not be able to effectively prevent disclosure of our proprietary information and we may not have an adequate remedy in the event of unauthorized disclosure of such information. We cannot assure you that measures we take to protect our proprietary information and intellectual property will be successful or that third parties will not develop alternative solutions that do not infringe upon our intellectual property.

We also have patent applications pending, which are intended to protect certain of our proprietary technology relating to our planned OPEX business. We have been cautious in seeking to obtain patent protection for our products, since patents often provide only narrow protection that may not prevent competitors from developing products that function in a manner similar to those covered by our patents. In addition, some of the foreign countries in which we plan to sell our OPEX system do not provide the same level of protection to intellectual property as the laws of the United States.

In March 2004, we settled claims from a software developer who had been engaged in the development of our OPEX system for $250,000. We also agreed to indemnify this vendor up to approximately $460,000 plus 9% interest from March 1, 2004 in the event we breach any warranty or representation of financial information provided to such vendor. Although we do not believe we have breached any warranty or representation of our financial information, a judicial determination that we have so breached would have a significant adverse financial impact on us.

Potential liability for infringement claims might deter customers from using our OPEX system.

We could be subject to intellectual property infringement claims by others. Potential customers may be deterred from using our OPEX system for fear of infringement claims. If, as a result, potential customers forego using our OPEX system, demand for our services and applications could be reduced which would harm our business. Claims against us, and any resultant litigation, should it occur in regard to any of our services and applications, could subject us to significant liability for damages including treble damages for willful infringement. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims. Claims that we are infringing the intellectual property rights of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

We may rely on strategic relationships to promote our OPEX system and for access to licensed technology; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new features and functionalities could be harmed.


Due to the evolving nature of our industry, we may need to develop relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. For example, it may be important to our clients that OPEX integrates seamlessly with the technology used by exchanges. We do not currently have a technology-sharing relationship with the exchanges to ensure such seamless meshing of our respective technologies as they now exist or as they may be enhanced in the future. We cannot be certain that we will be successful in developing new relationships, technological or otherwise, or that such relationships will view them as significant to their own business or that they will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our OPEX system.


If we fail to enhance our OPEX system by introducing new features and functionalities in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

The market for electronic trading systems is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the Internet, networking, electronic option trading, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

o identify and respond to emerging technological trends in the market;

o enhance our products by adding innovative features that differentiate services and applications from those of our competitors;

o acquire and license leading technologies;

o bring new services and applications to market and scale our business on a timely basis at competitive prices; and

o respond effectively to new technological changes or new product announcements by others.

We will not be competitive unless we introduce new features and functionalities to our OPEX system that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development schedules and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

The technology underlying our OPEX system is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our services and applications.

The technologies underlying financial services and applications are complex and include software that is internally developed. Software products using these technologies may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our services and applications are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for digital media management, any interruptions could:

o damage our reputation;

o cause our customers to initiate product liability suits against us;

o increase our product development resources;

o cause us to lose revenues; and

o delay market acceptance of our products.

A significant portion of our revenues is from incentives from two U.S. exchanges. We may not receive those incentives in the future.


We receive incentives from the Intercontinental Exchange ("ICE") and the New York Mercantile Exchange (NYMEX) which accounted for 16% of our revenues for the nine month period ended September 30, 2004. The incentives are earned based on a percentage of the total revenues received by the exchange attributable to our volume of transactions submitted to the respective exchanges. The incentives are earned based on a written agreement with ICE expiring by June 2006 or earlier if our separate brokerage agreement with ICE is terminated. The incentives earned from NYMEX are based on a program offered to all brokers, traders, and energy traders initially launched in 2003. NYMEX may amend the terms of the incentives or cancel this program at any time. ICE also may request that we amend the terms of our agreement. We may agree to some or all of any requested changes. Accordingly, we cannot guarantee that it will continue to receive the level of such incentives in the future, if at all. If we do not receive these incentives, our revenues will decrease.

We depend on our relationship with Capital Energy Services to maintain our floor brokerage operations.


Our income from floor brokerage operations amounted to approximately $635,000 during the nine month period ended September 30, 2004. We depend on our relationship with Capital Energy Services (CES) to maintain or increase the profitability of such operations. Edward J. O'Connor, our President and a director, is a 50% shareholder of CES. Kevin P. Cassidy, our Chief Executive Officer until March 31, 2004 and a current stockholder, is the Managing Director of CES. To maintain these floor brokerage operations, CES may need to provide certain financial guarantees to NYMEX or other exchanges. CES may not have the resources to provide such financial guarantees and we may not be able to assist CES financially. Additionally, CES may be prevented from trading based on certain government regulations. If CES loses its ability to trade on NYMEX or other exchanges, we cannot maintain our floor brokerage operations. If we are unable to maintain our floor brokerage operations, our revenues will decrease and it would adversely impact our financial condition.


We rely heavily on the services of our technical staff and consultants.

We rely heavily on the services of our technical staff and on the services of consultants. Our technical employees are not presently employed on a full time basis. The loss of the services of technical employees and consultants would have a negative material effect on us.

We face intense and increasing competition in the electronic energy options market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed.

As the emerging market for electronic energy options develops, more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

o service functionality, quality and performance of the electronic trading system;

o     ease of use, reliability and security of electronic trading system;

o     establishing a significant base of customers and sales force;

o ability to introduce new features and functionalities to the market in a timely manner;

o     customer service and support; and

o     pricing.

The natural gas options market has many competitors involved in the brokering of natural gas options. Capital investment for entry into the market is low. Accordingly, a number of small brokerage firms flourish along side of larger more established brokerage firms such as Cantor Fitzgerald, EDF Man and ICAP.

With the advent of OTC cleared options, several other OTC brokers have been able to capitalize on this opportunity by using the newly available clearing mechanisms to match previously unmatchable counterparties. With lesser credit concerns, it allows more liquidity in the energy options market.


There are several other well financed companies who do or may compete with us. In the OTC natural gas market, our competitors include Amerex Natural Gas Ltd., Choice Energy LP, G.A. Options, MAN Financial, Inc. and Tullet Natsource, Inc. In the NYMEX natural gas market, our competitors include Clarion Trading, SCS Trading Corp., NOVA Trading and ICAP Energy. When we implement our OPEX system, we anticipate that its competitors will include the New York Mercantile Exchange, Intercontinental Exchange, eSpeed and the Chicago Mercantile Exchange.


Substantially all of our competitors have more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

Dependence on outside clearinghouses for increased revenue.


We are dependent on outside clearinghouses such as the New York Mercantile Exchange and, through a relationship with the Intercontinental Exchange, the London Clearinghouse to provide us with OTC Clearing services. We can give no assurance that these companies will continue to offer this service to trades brokered by us and should those outside clearinghouses cease to offer this service, it would have a material negative effect us and our prospects.


Reliance on customers and relationships.

Much of the our success will depend on our brokers' relationships with customers. There can be no assurance that these relationships will be maintained (whether the relationships are between us and the broker or the broker and the customer) and, should they not be maintained, it would have a material negative effect on us.

Reliance on natural gas options.


While our plan is to leverage success of energy options and expand into other markets while maintaining our status as an "exempt commercial market", the success of this plan is subject to market forces outside of our control. At present, more than 90% of our revenues are derived from trading in natural gas options. If there should be a significant slowdown in the natural gas options trading industry, due to weather conditions, governmental regulations or geopolitical conditions, including war and terrorism, it would have a significant negative impact on us.


The continued operations of our business are dependent on the performance and continued service of our executive officers and key employees, and our ability to attract and retain skilled personnel.


Our performance and future operating results are substantially dependent on the continued service and performance of Edward J. Connor, our CEO, president and treasurer, and Mark Nordlicht, our chairman. To the extent that the services of those two persons become unavailable, our business and prospects would be adversely affected. Should we be required to do so, we do not know whether we would be able to employ equally qualified persons to replace any of these persons. Moreover, we do not currently maintain "key man" insurance on any of our executive officers or other key employees and do not intend to obtain this type of insurance in the near future. Additionally, we do not have written agreements with most of our staff and, other than traditional compensation packages and stock options we contemplate granting to our staff, we do not have other means to ensure the retention of their services. If we are successful in implementing and developing our business, we will require additional managerial, administrative and support personnel. Competition for highly-qualified personnel is intense, and we can make no assurances that we can retain our key employees or that we will be able to attract or retain qualified personnel in the future. To the extent we have fewer financial resources available to us than our competitors we may not be able to attract and retain a sufficient number of qualified personnel. The loss of the services of any of our management or other key employees and our inability to attract and retain other necessary personnel could have a material adverse effect on our financial condition, operating results, and cash flows.

Moreover, certain employees' and consultants' efforts currently account for a significant amount of our revenues. Should the services of these individuals no longer be available to us, and suitable replacements not be hired or retained, we would experience adverse effects of varying degrees.

We could become subject to increased governmental and organizational regulation.

We intend for our OPEX platform, when implemented, to qualify as an "exempt commercial market" under the rules of the Commodities Futures Trading Commission. Although an ECM may be required to provide certain trade volume and pricing information to the CFTC, an ECM is not required to register with the CFTC. However, if we were to no longer qualify for the exemption from registration, either because of changes in law or the scope of our business, our businesses would become subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the New York Mercantile Exchange and the National Futures Association, require compliance with their extensive rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to the commodities brokerage industry, the purpose of which is to protect customers and the integrity of the commodities markets, would impose significant compliance burdens and attendant costs on us. The regulatory bodies that administer these rules do not attempt to protect the interests of our stockholders as such, but rather the public and markets generally. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority to which we become subject could result in a fine, injunction, suspension or expulsion from the industry, which could materially and adversely impact us. Furthermore, amendments to existing state or federal statutes, rules and regulations or the adoption of new statutes, rules and regulations could require us to alter our methods of operation at costs which could be substantial.


RISKS RELATED TO OUR FINANCIAL CONDITION


Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

We have a significant amount of debt. As of September 30, 2004, we had approximately $2,648,647 of debt, substantially all of which is due to our Chairman, Mark Nordlicht.

Our substantial debt could have important consequences to you. For example, it could:

      o     make it difficult for us to satisfy our debt obligations;

      o make us more vulnerable to general adverse economic and industry conditions;

      o limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

      o require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

      o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

      o place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount.

We may incur substantial additional indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.


We may need additional financing which may not be available and, if available, might only be available on unfavorable terms.


We have incurred an accumulated deficit of approximately $9.2 million since inception and had negative cash flows from operations of approximately $600,000 and $1.6 million, for the nine months ended September 30, 2004 and 2003, respectively. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future by increasing our revenues and reducing certain expenses from our historical levels, to secure the necessary financing to meet our obligations, and repay our liabilities arising from normal business operations when they become due. Substantially all of our debt financing has been provided to us in the past by our Chairman, Mark Nordlicht. Mr. Nordlicht has not committed himself to providing any additional financing in the future, should we require it. We cannot assure you that financing from other sources, whether from external sources or related parties, will be available if needed or on favorable terms. In addition, we cannot currently assure you that we will be able to operate profitably.

We have provided for our capital needs during 2004 by issuing equity securities generating gross proceeds of $1.0 million for the nine-month period ended September 30, 2004, and $252,000 for the period subsequent to September 30, 2004. We do not anticipate issuing equity or debt securities in the foreseeable future. Additionally, we have increased our revenues and operating income by approximately $1.9 million and $2.0 million to $2.4 million and $282,000, respectively, during the nine month period ended September 30, 2004, when compared to the prior year nine-month period. We plan to increase our revenues by expanding our customer base and introducing our automated electronic trading system. There is no guarantee that we will be successful in expanding our customer base or that we will successfully introduce our electronic trading system in the next twelve months. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

RISKS RELATED TO THIS OFFERING

Sales of shares of our common stock eligible for future sale could depress the market for our common stock.

We presently have issued and outstanding 51,406,431 shares of our common stock, options to purchase 780,250 shares of our common stock at an average exercise price of $0.20 per share, and warrants to purchase 1,600,000 shares of our common stock at an exercise price of $0.20 per share. The registration of the 1,300,000 shares underlying warrants represents 2.5 % of the number of shares outstanding. Public market place sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

Short selling common stock by Selling Stockholders may drive down the market price of our common stock.

Any Selling Stockholder who holds warrants may, subject to applicable law, sell shares of our common stock in the public market before exercising the warrant. The stock is usually offered at or below the market price since warrant holders receive stock at a discount to market. Once the sale is completed, the warrant holders exercise warrants for a like amount of shares. If the stock sale lowered the market price, upon exercise, the holder would receive a greater number of shares than he or she would have absent the short sale. This pattern could result in a reduction in the market price of our common stock.

There has been no prior public market for our common stock and a public market for our common stock may not develop. Unless a public market develops, you may have difficulty selling your shares of our common stock.

Prior to this offering, there has been no public market for our common stock. Failure to develop or maintain an active trading market could negatively affect the value of our shares and even make it impossible for you to sell your shares or recover any part of your investment in our common stock. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Market transactions in our common stock are subject to the "Penny Stock Rules" of the Securities and Exchange Act of 1934, which are discussed in more detail below. These rules could make it difficult to trade our common stock because compliance with them can delay or preclude certain trading transactions. This could have an adverse effect on the ability of an investor to sell any shares of our common stock.

The Penny Stock Rules apply to our common stock. This may make it more difficult for holders of our common stock to resell their shares.

As discussed above, at the present time, our common stock is not listed for trading on any stock exchange.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock." Commission regulations generally define a penny stock to be an equity security that has a market price of less that $5.00 per share and is not listed on Nasdaq or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to the special "Penny Stock Rules" set forth in Rule 15g-9 of the Securities Exchange Act of 1934. It may be necessary for the Selling Stockholders to utilize the services of broker-dealers who are members of the NASD. The current market price of our common stock is substantially less that $5 per share and such stock can, for at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of substantially less than $5. Accordingly, any broker-dealer sales of our shares will be subject to the Penny Stock Rules. These Rules affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our common stock to sell their shares in the secondary market.

The Penny Stock Rules also impose special sales practice requirements on broker-dealers who sell securities to persons other than their established customers or "accredited investors." Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, for so long as the Penny Stock Rules are applicable to our common stock, it may be difficult to trade such stock because compliance with such Rules can delay or preclude certain trading transactions. This could have an adverse effect on the liquidity and price of our common stock.

Management substantially controls us and their interests may be different from yours and may be in conflict with yours.

The interests of our management could conflict with the interests of our stockholders. Our officers and directors beneficially own approximately 46.7% of our outstanding common stock. Accordingly, if they act together with a relatively small number of stockholders owning more than 3.4% of the outstanding common stock, they will have the power to approve corporate transactions and control the election of all of our directors and other issues for which the approval of our stockholders is required. This concentration of ownership may also delay, deter or prevent a change in control of us and may make some transactions more difficult or impossible to complete without the support of these stockholders. As a result, you may have no effective voice in our management [see "Principal Stockholders" and "Certain Transactions"].

Our majority stockholders will be able to take stockholder actions without giving prior notice to any of you. You may, therefore, be unable to take preemptive measures that you believe are necessary to protect your investment in the company.

The majority stockholders (see "Principal Stockholders" in this prospectus), are able to take stockholder actions in conformance with Section 228 of the Delaware General Corporation Law and our Certificate of Incorporation, which permits them to take any action which is required to, or may, be taken at an annual or special meeting of the stockholders, without prior notice and without a vote of our stockholders. Instead of a vote, stockholder actions can be authorized by the written consents to such actions, signed by the holders of the number of shares which would have been required to be voted in favor of such action at a duly called stockholders meeting. We would not required to give prior notice to all stockholders of actions taken pursuant to the written consents of the majority stockholders and our obligations are limited to giving notice of such actions promptly after any action has been taken.

Our board of directors may issue additional shares of our common stock without the consent of any of our shareholders. Substantial future issuances of our common stock could result in dilution of your voting power and of earnings per share, which would have the result of decreasing the value of your shares.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock. Presently, there are 48,593,569 shares of our authorized common shares remaining unissued. Our board of directors has the power to issue any or all of the remaining 48,593,569 common shares for general corporate purposes, without stockholder approval. Additionally, our recently adopted 2004 Stock Plan provides for the issuance of up to 7,500,000 shares of common stock. Furthermore, we have warrants outstanding convertible into up to 1,600,000 shares of common stock. While we presently have no commitments, contracts or intentions to issue any additional common shares, other than those issuable pursuant to the 2004 Stock Plan or upon exercise of outstanding warrants, any such future stock issuances may result in a reduction of the book value of the outstanding common shares. If we issue any additional common shares, such issuance will reduce the proportionate ownership and voting power of each other common shareholder.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the shares under this prospectus, but we did receive consideration from the Selling Stockholders at the time they purchased their shares. We may receive proceeds from the exercise of the warrants if they are exercised by the Selling Stockholders. Assuming the exercise of all of the Selling Stockholders' warrants, we would receive gross proceeds of approximately $260,000. The weighted average exercise price of the warrants is $0.20 per share. We intend to use any proceeds from the exercise of the warrants for working capital, general corporate purposes and continued development of our OPEX product.

                              SELLING STOCKHOLDERS


The following table provides certain information with respect to the beneficial ownership of our common stock known by us as of December 22, 2004 by each Selling Stockholder. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on December 22, 2004, or 51,406,431shares, together with securities exercisable or convertible into shares of our common stock owned by that person at December 22, 2004 which are exercisable or convertible within 60 days of December 22, 2004. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. Certain of the Selling Stockholders have material relationships with us.



                                               Shares of Common Stock                          Percentage Ownership
                                                 Beneficially Owned                            --------------------
                                          --------------------------------  Number of Shares    Before      After
        Name of Beneficial Owner           Before Offering  After Offering     Being Sold       Offering    Offering
-------------------------------------     ----------------  --------------  ----------------    ---------   --------
Mark Nordlicht (1)                           16,440,150       14,580,064        1,860,086        31.79%      28.36%

Steel Style Sales, Inc.                       4,451,350          -0-            4,451,350        8.66%        -0-%

East Holdings LLC                             4,318,000          -0-            4,318,000        8.40%        -0-%

Ridgecrest Capital Corp. (2)                  3,904,158       3,462,430          441,728         7.55%       6.74%

Jules Nordlicht (3)                           2,190,750          -0-            2,190,750        4.26%        -0-%

The ML Investment Trust                       2,159,000          -0-            2,159,000        4.20%        -0-%

Avon Road Associates                          2,159,000          -0-            2,159,000        4.20%        -0-%

TVI Investments

Limited Liability Company                     2,159,000          -0-            2,159,000        4.20%        -0-%

Pierpont Capital Corp., Inc. (4)              3,105,000          -0-            3,105,000        3.89%        -0-%

Yechiel Abraham Zucker (5)                    1,746,250       1,548,674          197,576         3.40%       3.01%

Heather C. Frantz                             1,236,250          -0-            1,236,250        2.40%        -0-%

                                               Shares of Common Stock                          Percentage Ownership
                                                 Beneficially Owned                            --------------------
                                          --------------------------------  Number of Shares    Before      After
        Name of Beneficial Owner           Before Offering  After Offering     Being Sold       Offering    Offering
-------------------------------------     ----------------  --------------  ----------------    ---------   --------
Kathleen O'Connor (6)                          901,929         799,882           102,047         1.75%       1.55%

Erin O'Connor (7)                              901,929         799,882           102,047         1.75%       1.55%

AYD Equity Group, Ltd. (8)                     95,250          84,473-           10,777            *           *

Kerry Cassidy                                  113,665           -0-             113,665           *          -0-%

Timothy Higgins                                31,750            -0-             31,750            *          -0-%

Lauren Defino                                  31,750            -0-             31,750            *          -0-%

Howard Feder                                   125,000           -0-             125,000           *         . -0-%

Regalian Properties (Provincial) Limited (9)   500,000           -0-             500,000           *          -0-%

Mr. G. Mechlowitz                              250,000           -0-             250,000           *          -0-%

Howard Moher                                   250,000           -0-             250,000           *          -0-%

Daniel A. Lopian                               250,000           -0-             250,000           *          -0-%

Magpie Investments Ltd. (10)                   125,000           -0-             125,000           *          -0-%

Sheila Frantz                                  250,000           -0-             250,000           *          -0-%

Eli Lerner                                     250,000           -0-             250,000           *          -0-%

Shekel Hakodesh                                500,000           -0-             500,000           *          -0-%

Jonah Jay Lobell                               250,000           -0-             250,000           *          -0-%

Colbart Birnet L.P. (11)                       500,000           -0-             500,000           *          -0-%

William T. O'Donnell, Jr.                      500,000           -0-             500,000           *          -0-%

Jeffrey G. Sullivan                            500,000           -0-             500,000           *          -0-%

                                               Shares of Common Stock                          Percentage Ownership
                                                 Beneficially Owned                            --------------------
                                          --------------------------------  Number of Shares    Before      After
        Name of Beneficial Owner           Before Offering  After Offering     Being Sold       Offering    Offering
-------------------------------------     ----------------  --------------  ----------------    ---------   --------
Kenmore Associates LLC c/o Meridian
Capital (12)                                   500,000           -0-             500,000           *          -0-%

Daniel J. Saks                                 125,000           -0-             125,000           *          -0-%

Robert L. Haig                                 375,000           -0-             375,000           *          -0-%

Chesed Congregations of America (13)           250,000           -0-             250,000           *          -0-%

Karen Hoffman                                  10,000            -0-             10,000            *          -0-%

Kevin DeAndrea                                 125,000           -0-             125,000           *          -0-%

Megan M. Foley                                 500,000           -0-             500,000           *          -0-%

Jackson Steinem, Inc.(14)                      50,000            -0-             50,000            *          -0-%

Rory Maton                                     317,500           -0-             317,500           *          -0-%

Rebecca Lang                                   158,750           -0-             158,750           *          -0-%

Joel Shandelman(15)                            100,000           -0-             100,000           *          -0-%


* Less than one percent (1%).

(1) Mark Nordlicht is the Chairman of our Board of Directors.

(2) Edward O'Connor is a director of the Company, our CEO, President and Treasurer and is the Managing Director of Ridgecrest Capital Corp.

(3) Jules Nordlicht is Mark Nordlicht's father.


(4) Kevin P. Cassidy, our former Chief Executive Officer, is a stockholder of Pierpont Capital Corp., Inc. Includes 1,200,000 shares to be issued to Pierpont Capital Corp. upon the exercise of common stock purchase warrants exercisable at $0.20 per share. Only 100,000 of these warrants were exercisable at December 22, 2004 or within 60 days thereafter. Although all shares underlying these warrants are being registered hereby, only 100,000 shares are deemed to be beneficially owned by the holder.


(5) Yechiel Abraham Zucker is the Company's Executive Vice President and Secretary.

(6) Kathleen O'Connor is Edward O'Connor's daughter.

(7) Erin O'Connor is Edward O'Connor's daughter.

(8) Yecheil Abraham Zucker, the Company's Executive Vice President and Secretary, is the owner of AYD Equity Group, Ltd.

(9) The beneficial owners of Regalian Properties (Provincial) Limited are Jonathan L. Goldstone, Ervin Landau and Diana Darlington.


(10) The beneficial owner of Magpie Investments LTD. is Gary Leibler.



(11) The beneficial owners of Colbart Birnet L.P. are Ezra Birnbaum and Mel Lifshitz.



(12) The beneficial owner of Kenmore Associates LLC is Ralph Herzka.



(13) Chesed Congregations of America is a charitable corporation.



(14) The beneficial owner of Jackson Steinem, Inc. is Adam S. Gottbetter of Gottbetter & Partners, LLP, our legal counsel.



(15) Includes 100,000 shares to be issued to Joel Shandelman upon the exercise of common stock purchase warrants exercisable at $0.20 per share. Mr. Shandelman is a former employee of ours.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004.

Long-term portion of due to stockholder                                       $ 1,808,153
Long-term portion of due to related party                                         490,494
                                                                              -----------
Long-term debt                                                                  2,298,647

Preferred Stock; $.0001 par value, 5,000,000 shares authorized, none issued
    and outstanding at September 30, 2004                                              --
Common stock; $.0001 par value, 100,000,000 shares authorized,
    51,356,431 issued and outstanding at September 30, 2004                         5,136
Additional paid-in capital                                                      7,781,636
Subscription receivable                                                          (252,000)
Accumulated deficit                                                            (9,217,390)
                                                                              -----------

     Total stockholders' deficit                                               (1,682,618)
                                                                              -----------

Total capitalization                                                          $   616,029
                                                                              ===========


                              PLAN OF DISTRIBUTION

GENERAL


The Selling Stockholders are offering the common shares for their accounts and not for our account. We will not receive any proceeds from the sale of the common stock offered by the Selling Stockholders, but we did receive consideration from the Selling Stockholders at the time they purchased the shares from us. We will receive proceeds from the exercise price of the warrants if they are exercised by the Selling Stockholders. We intend to use any proceeds from the exercise of the warrants for working capital, general corporate purposes and continued development of our OPEX product.


The Selling Stockholders may be deemed statutory underwriters within the meaning of the Securities Act of 1933 in connection with such sales of common shares and may be deemed to be acting as underwriters in their resales of the common shares under this prospectus. We will pay the costs of registering the shares under this prospectus, including legal, accounting, and related fees. The Selling Stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. Unless otherwise permitted, the commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%.

To enable the Selling Stockholders to resell the common shares owned by them and covered by this prospectus, we intend to maintain that registration for a period of twelve months.

Shares of common stock offered through this prospectus may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

The Selling Stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale.

The common shares may be sold in one or more of the following manners:

a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer for its account under this prospectus; privately negotiated transactions or ordinary brokerage transactions and transactions in which the broker solicits purchases; any combination of these methods; or any other method permitted by applicable law.

Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.


We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We estimate that the expenses of the offering to be borne by us will be approximately $75,800. The offering expenses consist of: an SEC registration fee of $799, printing expenses of $5,000 accounting fees of $10,000, legal fees of $50,000 and miscellaneous expenses of $10,000.


The Selling Stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. We can give no assurance that the Selling Stockholders will sell any or all of the shares of common stock offered by them under this prospectus.

REGISTRATION OF SELLING STOCKHOLDERS' COMMON STOCK

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We intend to use our best efforts to keep the registration statement effective for twelve months. In connection with any such registration, we will have no obligation to assist or cooperate with the Selling Stockholders in the offering or disposing of such shares; to indemnify or hold harmless the holders of any such shares, other than the Selling Stockholders or any underwriter designated by such holders; or to obtain a commitment from an underwriter relative to the sale of any such shares.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing: the name of any broker-dealers; the number of common shares involved; the price at which the common shares are to be sold; the commissions paid or discounts or concessions allowed to broker-dealers, where applicable; that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and any other facts material to the transaction.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

OVERVIEW


In recent years, the energy industry changed drastically. Long a volatile industry, high profile bankruptcies, such as Enron, sparked a flight of capital and a lack of confidence in the financial position of energy related market participants, which forced energy companies to depart the energy trading markets. We believe that the flow of investment out of energy trading markets was mostly felt during 2003. During 2004, we have observed a higher level of participants within the investment banking and hedge fund community committing capital to energy trading, which has increased the level of volume wthin the energy trading markets. We also believe that we will need to continue to increase our research and development expenditures in the foreseeable future which would be financed by our cash flows from operations.

We are in the process of completing the development of our electronic trading system, OPEX. We had temporarily discontinued such efforts in 2003 and resumed them in late 2004. We intend to complete the development and initial launch of the OPEX system in the first half of 2005. We believe the costs associated with finalizing the development of the first operating version of OPEX and the marketing costs associated with the initial launch will be at least $500,000 and $100,000 respectively and will be financed by our cash flows from operations. The additional work necessary to finalize the development of the first operating version of OPEX consists primarily of ensuring that all transactions entered in OPEX are properly processed and certain feature enhancements.

During 2003, our revenues significantly declined due to a lower volume of transactions handled on behalf of our customers, consistent with the aforementioned market conditions. However, our revenues during the nine-month ended September 30, 2004 increased resulting from higher volume of transactions handled on behalf of our customers, as well as from revenues earned from our floor brokerage operations launched in April 2004 and incentives earned pursuant to agreements with two U.S. exchanges.


During 2004, we settled a dispute with a software development firm which required significant legal fees and settlement costs recorded in 2003.

Since inception, substantially all of our operations were funded by Mark Nordlicht, our Chairman of the Board and a stockholder. Additionally, during the fourth quarter of 2004, we successfully closed an equity financing generating gross proceeds of approximately $1.25 million.

PLAN OF OPERATIONS


We believe that a majority of our revenues will continue to be generated through voice-brokerage for the foreseeable future. Once OPEX is launched during the first half of 2005, we expect that revenues generated through OPEX will constitute a small but growing portion of our revenues. We are unable to determine whether our revenues will continue to grow at the same rate as they have grown in 2004 when compared to 2003.

We are in the process of completing the development of our electronic trading system, OPEX. We had temporarily discontinued such efforts in 2003 and resumed them in late 2004. We intend to complete the development and initial launch of the OPEX system in the first half of 2005 . We believe the costs associated with finalizing the development of the first operating version of OPEX and the marketing costs associated with the initial launch will be at least $500,000 and $100,000 respectively and will be financed by our cash flows from operations. The additional work necessary to finalize the development of the first operating version of OPEX consists primarily of ensuring that all transactions entered in OPEX are properly processed and certain feature enhancements.

We expect that our selling, general, and administrative expenses will be higher during 2005 than during 2004 due to incremental expenses such as legal fees, accounting fees, investor relations expenses, and other costs associated with being a publicly-traded company as well as the aforementioned initial costs of launching OPEX. We believe that we can fund such additional expenses from cash flows from operations.


This discussion and analysis of our financial condition should be read in connection with our financial statements and accompanying notes thereto in this registration statement on Form SB-2 for the fiscal year ended December 31, 2003 and for the nine-month period ended September 30, 2004, including without limitation the information set forth under the heading "Critical Accounting Policies and Estimates".

RESULTS OF OPERATIONS FOR FISCAL YEAR ENDED DECEMBER 31, 2003 AND 2002

                                                      Fiscal year ended       Increase/       Increase/
                                                         December 31,        (Decrease)      (Decrease)
                                               ----------------------------  2003 vs 2002    2003 vs 2002
                                                   2003           2002             $               %
                                               -----------    -----------    -----------     -----------
Revenues                                       $   682,690    $ 1,959,117    $(1,276,427)         (65.2%)
                                               -----------    ------------------------------------------

Cost of revenues                                   838,660      1,226,500       (387,840)         (31.6%)
                                               -----------    ------------------------------------------
Gross profit (loss)                               (155,970)       732,617       (888,587)           NM

Operating expenses:

Selling, general and administrative expenses     2,304,632      1,188,299      1,116,333            93.9%

Research and development                           552,708        762,726       (210,018)          (27.5%)
                                               -----------    ------------------------------------------
Total operating expenses                         2,857,340      1,951,025        906,315            46.5%

Operating (loss)                                (3,013,310)    (1,218,408)    (1,794,902)          147.3%
Other income (expense):

Interest expense to related parties               (238,991)      (172,487)        66,504            38.6%
                                               -----------    ------------------------------------------

                                                  (238,991)      (172,487)        66,504            38.6%

Net (loss)                                     $(3,252,301)   $(1,390,895)   $(1,861,406)          133.8%
                                               ===========    ===========================================


NM: Not meaningful

                                    REVENUES


Revenues consist of fees earned from energy derivatives transactions. The decrease in revenues of approximately $1.3 million during 2003 when compared to 2002 is primarily due to a decrease in the volume of transactions handled by us on behalf of our customers. This decrease is primarily due to market issues during which there was a decrease in investments in energy related trading markets.


Cost of revenues

Cost of revenues consists primarily of compensation of personnel directly associated with handling the energy derivative transactions on behalf of our customers. The decrease in cost of revenues of approximately $390,000 during 2003 when compared to 2002 is primarily attributable to a decrease in bonuses paid by the Company to our brokers resulting from the decrease in revenues in 2003.

Selling, general, and administrative expenses

Selling, general, and administrative expenses consists primarily of compensation of personnel supporting our operations as well as professional fees, such as legal fees, incurred to handle certain matters which occur during the course of operations. The increase in selling, general, and administrative expenses of approximately $1.1 million during 2003 when compared to 2002 is primarily attributable to legal fees and settlement costs incurred and recorded in connection with our contract with the software development firm hired to develop our electronic trading system as well as certain corporate matters.

Research and development

Research and development expenses consist primarily of compensation of personnel and consultant associated with the development of our automated electronic trading system. The decrease in research and development expenses of approximately $210,000 during 2003 when compared to 2002 is primarily due to the temporary discontinuation of the software development efforts during 2003.

Interest expense to related parties

Interest expense to related parties consists of interest charges associated with amounts due to related parties. The increase in interest expense to related parties of approximately $70,000 during 2003 when compared to 2002 is primarily due to an increase in 2003 of approximately $1.9 million in amounts due to related parties.

RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 AND
2003

                                                 Nine-month period ended    Increase/      Increase/
                                                      September 30,         (Decrease)     (Decrease)
                                              --------------------------    2004 vs 2003  2004 vs 2003
                                                 2004             2003           $              %
                                              -----------    -----------    -----------   ------------
Revenues                                      $ 2,359,475    $   503,671    $ 1,855,804        368.5%

Cost of revenues                                1,119,813        660,044        459,769         69.7%
                                              -----------    -----------------------------------------
Gross profit (loss)                             1,239,662       (156,373)     1,396,035           NM

Operating expenses:

Selling, general and administrative expenses      937,378      1,113,975       (176,597)      (15.8%)

Research and development                           19,493        479,493       (460,000)      (95.9%)
                                              -----------    -----------------------------------------
Total operating expenses                          956,817      1,593,468       (636,597)      (39.9%)

Operating income (loss)                           282,791     (1,749,841)     2,032,632           NM
Other income (expense):

Gain on extinguishment of debt                    238,282             --        238,282           NM

Interest expense to related parties              (206,617)      (105,908)       100,709         95.1%
                                              -----------    -----------------------------------------
                                                   31,665       (105,908)       137,573           NM

Net income (loss)                             $   314,456    $(1,855,749)   $ 2,170,205           NM
                                              ===========    ========================================

NM: Not meaningful

                                    REVENUES

Revenues consist of fees earned from energy derivatives transactions. The increase in revenues of approximately $1.9 million during the nine-month period ended September 30, 2004, when compared to the same period in 2003, is primarily due to an increase in the volume of transactions handled by us on behalf of our customers, as well as increase in revenues from our floor brokerage operations launched in April 2004, and from incentives earned pursuant to agreements with two exchanges. This increase in revenues was partially offset by lower average commissions per volume of transactions handled by us on behalf of our customers. We expect that our revenues from floor brokerage operations will be higher during 2005 than during 2004 since we will then have a full year of floor brokerage operations when compared to nine months of such operations in 2004.

Cost of revenues

Cost of revenues consists primarily of compensation of personnel directly associated with handling the energy derivative transactions on behalf of our customers as well as expenses associated with our floor brokerage operations. The increase in cost of revenues of approximately $460,000 during the nine-month period ended September 30, 2004, when compared to the same period in 2003, is primarily attributable to an increase in costs associated with our floor brokerage operations and increased bonuses to our brokers resulting from the increase in revenues during 2004. We expect that our cost of revenues associated with floor brokerage operations will be higher during 2005 than during 2004 since we will then have a full year of floor brokerage operations when compared to 9 months of such operations in 2004.

Selling, general, and administrative expenses

Selling, general, and administrative expenses consists primarily of compensation of personnel supporting our operations as well as professional fees, such as legal fees, incurred to handle certain matters which occur during the course of operations. The decrease in selling, general, and administrative expenses of approximately $180,000 during the nine-month period ended September 30, 2004, when compared to the same period in 2003, is primarily attributable to decrease in legal fess incurred in connection with our contract with the software development firm hired to develop our electronic trading system which were settled in early 2004. We expect that our selling, general and administrative expenses will increase during 2004 from the levels reached in 2003 due to increased expenses associated with the cost of this registration statement. We also expect that our selling, general, and administrative expenses will be higher during 2005 than during 2004 due to incremental expenses associated with being a publicly-traded company.

Research and development


Research and development expenses consist primarily of compensation of personnel and consultants associated with the development of our automated electronic trading system. The decrease in research and development expenses of approximately $480,000 during the nine-month period ended September 30, 2004, when compared to the same period in 2003, is primarily due to the temporary discontinuation of our software development efforts during 2003 and have recently resumed the development of our electronic trading system during the second-half of 2004. We expect that research and development during 2004, while lower than levels reached during 2003, will increase as a result of our resumption of research and development efforts. We also expect that our research and development expenses will be higher during 2005 than during 2004 for the same reason.


Gain on extinguishments of debt

Gain on extinguishments of debt consists of gain resulting from the settlement of professional fees due to our former legal counsel. The settlement, generating gains of approximately $240,000, occurred in May 2004.

Interest expense to related parties


Interest expense to related parties consists of interest charges associated with amounts due to related parties. The increase in interest expense to related parties of approximately $100,000 during the nine-month period ended September 30, 2004, when compared to the same period in 2003 is primarily due to an increase in the imputed rate on the due to related parties from less than 5% to 12% during the nine-month ended September 30, 2004, as well as the increase in amounts due to Capital Energy Services, a related party which occurred in April 2004. The imputed rate during 2003 of less than 5% represented the actual interest rate accrued under such borrowing. Upon restructuring of the amounts due to Mark Nordlicht and CES, the new arrangements provide for no accrual of interest, unless there is a financing, at which time the amounts due to Mark Nordlicht and CES accrue at an interest rate of 12%, which is the rate used by management to discount such amounts due. We did not owe any amounts to Capital Energy Services in 2003.

LIQUIDITY AND CAPITAL RESOURCES


Historically, we have funded our operations primarily from proceeds of notes payable to Mark Nordlicht, our Chairman and one of our principal stockholders.

During 2003, we funded our operating loss by issuing notes payable to Mr. Nordlicht and Platinum Partners, L.P., an affiliated company of Mr. Nordlicht, amounting to $1,880,000 which accrued interest of $240,000 and by increasing our accounts payable by approximately $850,000.

During 2002, we funded our operating loss by issuing notes payable to Mr. Nordlicht amounting to approximately $1.1 million which accrued interest on these notes of approximately $170,000.

During the nine-month period ended September 30, 2004, we generated proceeds of $1.0 million from the issuance of common stock. These shares were sold to sophisticated investors by means of an offering memorandum in a private transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under the Act. The proceeds from this stock issuance, together with the proceeds of an additional $350,000 received from Mr. Nordlicht, were used to repay a note payable to Platinum Partners, L.P., an affiliated company of Mr. Nordlicht, of $500,000, to fund an increase in accounts and other receivables of approximately $960,000 and to pay $250,000 to a software development consultant and $425,000 to our former legal counsel. Accounts receivable, due from related party and incentive receivables increased by approximately $315,000, $275,000 and $375,000, respectively, primarily as a result of an increase of the related revenues. Furthermore, two of our officers at the time, Edward O'Connor and Kevin Cassidy, forfeited certain compensation amounting to $375,000, which is accounted for as an increase in additional paid-in capital.


During the nine-months ended September 30, 2003, we funded our operating loss by issuing notes payable to one of our stockholders and an affiliated company of this stockholder amounting to $1.45 million, by increasing our accounts payable and the interest payable on these notes by approximately $115,000.

We do not currently have any material commitments for capital expenditures. We believe that our office facilities and equipment will be sufficient to meet our needs for the foreseeable future.

                                  GOING CONCERN

We have incurred an accumulated deficit of approximately $9.2 million since inception. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future by increasing our revenues and reducing certain expenses from our historical levels and to secure the necessary financing to meet its obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these cannot be predicted with any certainty or precision at this time.

We have provided for our capital needs during 2004 by issuing equity securities generating gross proceeds of $1.0 million for the nine-month period ended September 30, 2004 and $252,000 for the period subsequent to September 30, 2004. Management does not anticipate issuing equity or debt securities in the foreseeable future. Additionally, we have increased our revenues and operating income by approximately $1.9 million and $2.0 million to $2.4 million and $282,000, respectively, during the nine month period ended September 30, 2004, when compared to the prior year period. Management plans to increase our revenues by expanding our customer base and introducing our automated electronic trading system. We cannot assure you that we will expand our customer base or that we will successfully introduce our electronic trading system in the next twelve months. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

A summary of significant accounting policies is included in Note 3 to the audited financial statements included in this prospectus for the year ended December 31, 2003. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition. Our financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. Critical accounting policies for us include revenue recognition,

REVENUE RECOGNITION

Revenue is recognized when earned. Our revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition". The application of SAB No. 104 requires us to apply our judgment, including whether our customers receive services over a period of time.

We generally invoice our customers monthly, for all transactions which have been executed during that month. Our revenues derive from a predetermined fixed fee for the transactions we execute on behalf of our customers. The fee is based on the volume of financial instruments traded. We base our fees on oral and written contracts and confirm the fees in writing upon the execution of each transaction.


We also receive incentives from NYMEX and ICE for the volume of transactions conducted by us using their platform. The incentives are based on a percentage of the total revenues received by the exchange attributable to our volume of transactions submitted to the respective exchanges. We also apply our judgment when making estimates monthly of such incentives based on the volumes of transactions submitted to the respective exchanges, the exchanges' published revenues by type of transactions, and in the case of one exchange, the minimum volume of transactions we are required to submit to be entitled to such incentives.


                             DESCRIPTION OF BUSINESS

GENERAL

We were formed as a Delaware corporation on February 4, 2000, with the goal of creating OPEX, a comprehensive electronic options trading platform designed to provide enhancements to the existing Over-the-Counter ("OTC") market. OPEX, when developed and operational, will be a real time electronic trade matching and brokerage system specifically for options and swaps trading by professional derivatives traders. The system is designed to accommodate trading strategies currently used on the traditional OTC, commodity and equity exchanges. Our focus is on the OTC market for financially settled energy options.

In March 2001, we expanded our service offering by combining OTC voice brokerage with electronic order matching and acquired the OTC trading division of Orion Energy Services LLC. The combination of our technology with Orion's brokerage experience will allow us to provide full service trade-matching and brokerage solutions to our customers.

We provide the following services:


      o OTC commodity derivatives brokerage, which is to facilitate the trade of energy derivatives, such as Natural Gas options and swaps between counterparties. These derivatives are financially settled, and lock in a price for the underlying derivative at a specified price or price range within a specified period of time. Since they are financially settled, no underlying product is delivered; instead, the transaction is settled financially between the counterparties or the exchange;


      o commodity derivatives services on the floor of the New York Mercantile Exchange (the "NYMEX") (also known as "Floor" or "Open Outcry" brokerage), which is to facilitate the trade of energy futures and options between counterparties and was launched in April 2004. Such services are provided through an affiliate, Capital Energy Services LLC ("CES"); and

      o software development and deployment of electronic brokerage platform, which is to automate the trading of energy derivatives between counterparties .


Generally, the nature and mechanics of our business is to inquire of our clients needs in the trade of energy options, swaps, and futures. Once we understand their needs: in the case of NYMEX futures or options, the trade is presented on the NYMEX through CES; and in the case of OTC swaps and options, we inquire of other clients whether they are interested in participating in such transaction. Once the counterparties agree on a certain trade, we match the counterparties and consummate the trade by (i) in the case of a bilateral OTC trade, by confirming the details of the executed trade with both counterparties or (ii) in the case of a cleared trade, by submitting such trade to an exchange.


Presently, OTC brokerage is facilitated by brokering trades between our clients via telephone and electronic messaging, often referred to as voice brokerage. By building a relationship with our existing and potential customers, our brokers learn about their interests and opportunities they are seeking. We intend to combine traditional voice brokerage with electronic trading by offering a hybrid combination of voice and electronic transactions; customers will be able to move between voice and electronic trading with no loss in liquidity. Our customers will be able to transact in the same markets, regardless of whether or not they entered orders electronically or through a broker. We aim to provide a bridge between OTC Options and Electronic trading.

Central to OPEX is the trade-matching engine, which is designed to facilitate real-time trading of derivative products irrespective of a particular market. Based on our experience in trading and brokering Over-the-Counter swaps and options, attention was given to the user experience and user-interface ergonomics. In designing the system attention was paid to the way traders currently execute their trades and how they could comfortably transition to an electronic trading platform. The outcome is a graphical user interface that is both simple and intuitive to use.

OPEX's trading platform (for which there are pending patents) was designed with the aid of professional options traders to facilitate strategies that are currently executed on the OTC, commodity and equity exchanges. The system can be customized by the user to execute various options trading strategies.

The OPEX trader workstation is designed to be user friendly and enable traders to organize their transactions while simultaneously keeping track of relevant market information. The OPEX workstation will offer the following features and functionalities:

Request for Quotes (RFQ) - Traders broadcast in real time to all system users' requests for updated bids or offers on any future or option type traded on the system.

Market Activity - Users have equal access to market information by displaying all bids, offers and executed submitted on the system.

Potential Orders - Traders create a series of potential orders that can be submitted as market conditions change.

Working Orders - Traders monitor all their unfilled or partially executed orders that have been submitted to OPEX.

Filled Orders - Traders view all their executed trades for a given trading session.

The OPEX electronic order matching and brokerage system is designed to eliminate inefficiencies of the traditional trading environments by offering the following advantages:

Price Transparency - OPEX is designed to enable each trader to view, in real time, all available bids and offers in the marketplace as well as the number of corresponding contracts for each bid and offer.

Anonymity - The OPEX trading platform will preserve the anonymity of it's users by only disclosing the price and size information of all trades.

Customized Expiration Dates - Traders are often limited by standard expiration dates set by exchanges. We will allow users to create options trading strategies with customized expiration dates.

Customized Strike Prices - Rather than being constrained by listed strike prices, we anticipate including a feature allowing traders to create strike prices tailored to their market expectations.

Credit Screening - Users create a select list of approved counterparties. The trading system will ensure that only approved counterparties can execute trades with each other. OPEX's users can update their counterparty lists at any time.

Virtual Back Office - OPEX will automatically generate a digital audit trail once a trade is consummated. Previous trades going back years will be stored in the OPEX system.

We intend to offer these features when OPEX is launched. Because OPEX is in development, these features could be changed or eliminated, and additional features may be added.


We presently intend to launch OPEX in the first half of 2005.

Strategy

We intend to employ the following key strategies to achieve our goal of being a leading facilitator of energy derivatives:

      o Increase revenues from existing and new customers by offering OPEX, which could automate some of the transactions now handled by voice brokerage and provide more pertinent market information to our customers, improving the liquidity of the natural gas options and swaps market,

      o Expand our product offerings to include other energy derivatives products such as Crude Oil options and swaps.

      o An efficient use of OPEX by its users will allow us to devote more resources to interactions and related business development with potential customers,

      o Develop new strategic relationships, such as marketing and technical relationships with exchanges, which will allow us to market their new solutions to our clients as well as integrate our technology with theirs

HOW WE GENERATE REVENUES

We generate revenues by charging commissions fees based on the transactions we submit for trading on behalf of our clients. Our fees for brokerage services for options and swaps are up to $5.00 per 10,000 million British thermal units (mmBtu) of natural gas per contract. Our fees are earned on the date of the trade. We anticipate that, initially, our fees in connection with the use of OPEX for options and swaps will also be up to $5.00 per 10,000 mmBtu of natural gas per contract.

We also receive incentives from ICE and NYMEX. The incentives are earned based on a percentage of the total revenues received by the exchange attributable to our volume of transactions submitted to the respective exchanges. For example, under the incentive program offered by NYMEX, 50% of the revenues from NYMEX ClearPort is allocated to an intermediary incentive pool. At the end of each month, the qualifying intermediaries, including us, receive their pro-rata share based on the volume for which they were responsible. There is no minimum volume requirement in order to participate. Under the incentive program offered by ICE, we receive 50% of the revenues earned by ICE from the transactions we have submitted to them as long as such revenues exceed $180,000 per quarter.

Furthermore, we generate revenues from CES floor brokerage operations, which are commission fees based on transactions they broker on behalf of their clients. In return for such floor brokerage revenues from CES, we assume all associated expenses incurred by CES, including brokerage commissions paid by CES to its employees.. The transactions facilitated by CES consist mostly of options and futures contracts on natural gas, which fees ranged between $1.00 and $1.50 per 10,000 mmBtu of natural gas, per contract.

HOW WE MARKET OUR SERVICES

We market our brokerage services through our broker-employees and through consultants, such as Kevin Cassidy. We market our services by providing information on specific transactions or market conditions to our existing and prospective clients. All of our broker-employees and consultants conduct their sales activities from our office facilities in Briarcliff Manor, New York and on the floor of the New York Mercantile Exchange. We will market our OPEX system primarily by providing demonstrations, training, sales events, and sales collateral to our existing and potential customers.

HOW WE OPERATE



Our OTC brokerage operations are conducted from our Briarcliff Manor, New York, office and our floor operations are conducted from the floor of the New York Mercantile Exchange. We have five employees and one consultant, Kevin Cassidy, at the Briarcliff Manor location, and three employees at the NYMEX location who interact heavily with our existing and potential clients. Generally, the nature and mechanics of our business is to inquire of our clients needs in the trade of energy options, swaps, and futures. Once we understand their needs: in the case of NYMEX futures or options, the trade is presented on the NYMEX through CES; and in the case of OTC swaps and options, we inquire of other clients whether they are interested in participating in such transaction. Once the counterparties agree on a certain trade, we match the counterparties and consummate the trade by (i) in the case of a bilateral OTC trade, by confirming the details of the executed trade with both counterparties or (ii) in the case of a cleared trade, by submitting such trade to an exchange.

We rely heavily on communication technology to interact with our clients, whether by phone, e-mail, and/or instant messaging. We anticipate that, in the future, we will further rely on Internet based communications for the operation of OPEX.



We keep abreast of conditions in the natural gas trading market by receiving information using a combination of technology, such as trading software, relevant business news from different wiring services and traditional broadcast as well as leveraging the presence of OPEX employees on the floor of the NYMEX.


BUSINESS ALLIANCES


In April 2004, we entered into a Master Services Agreement with Capital Energy Services LLC ("CES"). This agreement enabled us to realize the benefits of brokerage services offered on the floor of the New York Mercantile Exchange (the "NYMEX"). By entering into this agreement with CES, we were able to more efficiently use our resources instead of making the large investment of purchasing seats on the NYMEX. Additionally, we could leverage their experience in floor brokerage as well as selling our services to their customer base. We provide CES with their marketing and brokerage support services for the NYMEX business. We agreed to pay CES (a) a minimum fixed annual fee of $50,000 payable in 24 bi-monthly installments of $2,083, for the duration of the contract and
(b) a deferred payment of $1,525,000. The deferred payment is payable on the first to occur of the tenth anniversary of the agreement or our closing a financing (excluding our recent private placement) of at least $1,000,000, in which event we shall pay up to 10.67% of the financing, in an amount not to exceed $762,500, and the balance in a promissory note bearing interest at 12% per annum which shall become due and payable on the tenth anniversary of the agreement. CES will make monthly payments to us equal to (a) the gross receipts of the floor business, which consists of commission fees on natural gas future transactions less (b) brokerage expenses less the amount of the bimonthly fees paid. If gross receipts in any month are less than brokerage expenses less the amount of the bimonthly fees paid, we shall pay CES the difference. Edward J. O'Connor, our President and a director, is a shareholder of CES. Kevin P. Cassidy, our Chief Executive Officer until March 31, 2004, is the Managing Director of CES.

On April 1, 2004, we entered into a Consulting Agreement with Kevin P. Cassidy (the "Consultant") whereby the Consultant was engaged by us for a period of five years as an OTC broker, marketing manager, and management consultant for $215,000 per year total compensation. Mr. Cassidy is also a Managing Director of CES. Furthermore, we issued warrants to purchase 1,200,000 shares of our common stock to Pierpont Capital Corp., an entity owned by Mr. Cassidy. The warrants are exercisable at a price of $0.20 per share and expire in June 2007. The warrants are exercisable in six traunches of up to 200,000 warrants if certain trading milestones are met during three six-month periods following the issuance of such warrants.

CUSTOMER CONCENTRATION


Two of our customers, Bank of Montreal and Coral Energy Holding, L.P., accounted for approximately 17% and 10%, respectively, of our revenues during the year ended December 31, 2003. These same customers accounted for 11% and 11%, respectively, of our revenues during the year ended December 31, 2002. Bank of Montreal accounted for approximately 10% of our revenues for the nine month period ended September 30, 2004.


COMPETITION


We have many competitors in the market of brokering natural gas options. Capital investment for entry into the market is low. Accordingly, a number of small brokerage firms flourish along side of larger more established brokerage firms, such as Cantor Fitzgerald, EDF Man and ICAP. To date, we do not believe any one company has achieved a dominant position.


With the advent of OTC cleared options, we and other OTC brokers have been able to capitalize on this opportunity by using the newly available clearing mechanisms to match previously unmatchable counterparties. With lesser credit concerns, it allows more liquidity in the energy options market.

We currently use the traditional OTC broker approach whereby customer contact is initiated over the phone and on the Internet instant messaging systems, as do the majority of our competitors. Instead of continuing to compete using the same methodology similar to our competition in our niche market, we think the OPEX platform will let customers interact directly with other customer markets, bypassing the traditional brokerage intermediary, with faster and more accurate execution. We believe that this platform will allow us to compete more favorably.

There are several other well-financed companies who do or may compete with us including the Intercontinental Exchange, the New York Mercantile Exchange, Cantor Fitzgerald, and the Chicago Mercantile Exchange.

EMPLOYEES

We currently have ten full-time employees: two executives, two brokers, three in operations, and three in floor operations and marketing. The Company also has one full-time consultant who serves as a broker and management consultant, two full-time consultants who serve in research and development, one part-time consultant who serves as the Chief Technology Officer, and a part-time consultant who serves as our Chief Financial Officer. The number of employees that the Company intends to hire is dependent on our customers' needs and the infrastructure required to support such needs.

PATENTS, TRADEMARKS AND LICENSES

On March 1, 2001, we were assigned rights to a patent pending for a system and method for real-time trading over a computer network from Mark A. Nordlicht, Yechiel Abraham Zucker, Howard A. Feder and David Boim. This patent is pending as of the date of this prospectus. Mr. Nordlicht is our Chairman and Mr. Zucker is our Executive Vice President.

On August 10, 2001, we were assigned rights to a patent pending for a system and method for trading selectable market transactions over a network from Mark A. Nordlicht. This patent is pending as of the date of this prospectus.

We have registered a trademark for "Optionable" and use OPEX as a service mark.

Although we have several patents pending which relate to our electronic trading system, we do not depend on those patents. Furthermore, the benefit that would be afforded by those patents has not been relied upon in our business plan, although we do feel that the patents would benefit our position in the market. We have taken various steps to protect this information including non-disclosure agreements, confidentiality agreements and other general precautions taken to keep the information confidential.

RESEARCH AND DEVELOPMENT

We incurred approximately $550,000, $760,000, and $20,000 in expenses on research and development during fiscal 2003, 2002, and the nine month period ending September 30, 2004. We have recently resumed our research and development efforts to complete the OPEX system and intend to enhance its features and functionalities. We are unable to determine the amount of research and development we will incur in the foreseeable future to develop and enhance our OPEX system.

GOVERNMENT REGULATION


The OTC brokerage business is not officially regulated. However, we have given notice to the Commodity Futures Trading Commission ("CFTC") of our intention to operate the OPEX electronic trading platform as an Exempt Commercial Market. Exempt Commercial Markets are subject to certain information access rules established by the CFTC.


Through our relationship with CES, we receive revenue and incur expenses from the brokerage of commodities on the NYMEX. Additionally, we directly employ personnel to support the brokerage activities of CES. Activities on the NYMEX are regulated by the CFTC and the National Futures Association.

DESCRIPTION OF PROPERTY

We lease our executive offices located at 555 Pleasantville Road, South Building, Suite 110, Briarcliff Manor, NY 10510. The offices consist of approximately 2,930 square feet.

The lease commenced on October 30, 2001, and is for a term of five years. The annual rent is $66,817 payable in monthly installments of $5,568 each. We also pay our proportionate share of any increase in real estate taxes or common area maintenance charges.

We also lease storage space on a month to month basis in Briarcliff Manor at a cost of $330 per month.

We believe our space is adequate for our current and foreseeable future operations.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors serve until the next annual meeting of the stockholders and until their successors are elected or appointed and qualified, or until their prior resignation or removal. Officers serve for such terms as determined by our board of directors. Each officer holds office until such officer's successor is elected or appointed and qualified or until such officer's earlier resignation or removal. Our board currently does not have any committees.

The following table sets forth certain information, as of December 15, 2004, with respect to our directors and executive officers.

                                                                                   Date of Election
                                                                                    or Appointment
Name                       Positions Held                                Age          as Director
----                       -------------                             -----------   ---------------
Mark Nordlicht             Chairman                                       35        February 2000
Edward J. O'Connor         CEO, President, Treasurer, and Director        51          March 2001
Albert Helmig              Director                                       52        September 2004
Yechiel Abraham Zucker     Executive Vice President and Secretary         30             n.a.
Marc-Andre Boisseau        Chief Financial Officer                        40             n.a.

The following is a brief account of the business experience of each of our directors and executive officers during the past five years or more.

Mark Nordlicht: Mr. Nordlicht is a founder of the Company and has served as our Chairman of the Board of Directors since 2000. Mr. Nordlicht has also been the Managing Partner of the General Partner of Platinum Partners Value Arbitrage Fund, a market-neutral hedge fund, since January 2003. Mr. Nordlicht also served as Managing Partner of West End Capital from 1998 through 2002. In his various positions, Mr. Nordlicht has been responsible for the oversight of all of our operations. Mr. Nordlicht earned a BA degree from Yeshiva University in 1989.

Edward J. O'Connor: Mr. O'Connor has served as our President and as a director since March 2001 and as our CEO and Treasurer since March 2004. Since December 1996, Mr. O'Connor has served as Managing Director of Capital Energy Services, LLC (formerly Orion Energy Services, LLC), an energy options brokerage business on the New York Mercantile Exchange. Mr. O'Connor's primary responsibilities include negotiating and entering into contracts for our business and accounting for our funds. Mr. O'Connor graduated from Georgetown University in 1977 with a BS degree in Business Administration.

Albert Helmig. Mr. Helmig was elected as a director in September 2004. Since 2000, Mr. Helmig has been a principal of Gray House Consulting, a consulting firm to the energy industry. From 1991 through 2000, Mr. Helmig held the following positions with the New York Mercantile Exchange (NYMEX): Chairman or Vice Chairman of over 20 committees, 1991-2000; Member of Board of Directors, 1991-2000; Member of Executive Committee, 1993-2000; and Vice Chairman, 1998-2000. Mr. Helmig is also on the Board of Directors of the International Precious Metals Institute, a member of the International Advisory Committee Board, Energy Intelligence Group, a member of the National Committee on US/China Relations, and a member of the National Futures Association. Mr. Helmig earned a B.S. degree in Finance and Economics from Philadelphia University.

Yechiel Abraham Zucker: Mr. Zucker has served as our Executive Vice President and Secretary since April 2004. Prior to that, he served as our Senior Vice President from 2000 through March 2004. Mr. Zucker's responsibilities include operations and product development. Mr. Zucker also served as Executive Vice President of iDerive, Inc. from February 2000 to January 2001. Prior to that, he served as an analyst at West End Capital, a private investment fund, from 1999 through January 2000. Mr. Zucker graduated from Yeshiva University in 1997 with a B.A. degree.


Marc-Andre Boisseau. Mr. Boisseau has served as our Chief Financial Officer since December 2004. Since January 2002, he has served as an advisor to small and medium publicly traded and private companies on financial, tax and accounting matters. Between January 2000 and December 2001, he served as Vice-President Finance of DataCore Software, Inc., a privately held software developer. Prior to that, he served as Chief Accounting Officer (from May 1997 to December 1999) and Vice President Controller (from January 1, 1998 to December 1999) of Citrix Systems, Inc. a publicly traded software developer. Mr. Boisseau is a certified public accountant. Mr. Boisseau graduated with a BA degree in Business Administration from the University of Montreal.


                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the three fiscal years ended December 31, 2003, 2002, and 2001 to (i) all individuals that served as our chief executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2003 and (ii) all individuals that served as executive officers of ours at any time during the fiscal year ended December 31, 2003 that received annual compensation during the fiscal year ended December 31, 2003, in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation                     Long-Term Compensation
                                                                            Awards                     Payouts
                                                         Other Annual  Restricted  Securities          All Other
                               Fiscal   Salary    Bonus  Compensation   Stock      Underlying LTIP    Compensation
Name and Principal Position     Year     ($)      ($)      ($)          Awards ($) Options (#)Payouts     ($)
Edward J. O'Connor,             2003    $442,308   $-0-     $-0-        $-0-        -0-        $-0-       $-0-
President, Director (1)         2002    $519,231   $-0-     $-0-        $-0-        -0-        $-0-       $-0-
                                2001    $399,684   $-0-     $-0-        $-0-        -0-        $-0-       $-0-

Kevin Cassidy, CEO (1)          2003    $442,308   $-0-     $-0-        $-0-        -0-        $-0-       $-0-
                                2002    $519,231   $-0-     $-0-        $-0-        -0-        $-0-       $-0-
                                2001    $399,684   $-0-     $-0-        $-0-        -0-        $-0-       $-0-


(1) Mr. Cassidy served as our Chief Executive Officer from March 2001 until his resignation in March 2004, at which point Mr. O'Connor became our Chief Executive Officer.

BOARD OF DIRECTORS

Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings. Mr. Helmig, however, was granted options to purchase a maximum of 250,000 shares of our common stock in connection with his election to our board of directors, as discussed below.

STOCK OPTION GRANTS

There were no individual grants of stock options to any Executive Officers during the fiscal year ended December 31, 2003, and no options were outstanding at year end.

During December 2004 the board of directors granted 780,250 stock options under our 2004 Stock Option Plan. All of the options are exercisable at $.20 per share.

Yechiel Abraham Zucker, our Executive Vice President and Secretary, was granted 175,000 of these options, all of which are intended to be non-statutory stock options. Mr. Zucker's options vest one-third on June 3, 2005, an additional one-third on December 3, 2005, and the balance on June 3, 2006.

Albert Heming, a member of our board of directors, was granted 250,000 of these options, all of which are intended to be non-statutory stock options. Mr. Heming's options vested 20% upon his joining the Board, and an additional 40% will vest on September 24, 2005, with the balance of the options vesting on September 24, 2006.

The options granted to Messrs. Zucker and Heming immediately vest in their entirety if after the grant date someone obtains ownership of, or the power to vote, a majority of our issued and outstanding common stock.

2004 STOCK OPTION PLAN

We adopted our 2004 Stock Option Plan in November 2004. The plan provides for the grant of options intended to qualify as "incentive stock options" and options that are not intended to so qualify or "nonstatutory stock options." The total number of shares of common stock reserved for issuance under the plan is 7,500,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.

The plan is presently administered by our board of directors, which selects the eligible persons to whom options shall be granted, determines the number of common shares subject to each option, the exercise price therefor and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option granted under the plan is evidenced by a written agreement between us and the optionee.

Options may be granted to our employees (including officers) and directors and certain of our consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory stock options is determined by the board of directors. Incentive stock options granted under the plan have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the board of directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

On March 1, 2001, we entered into an employment agreement with Edward O'Connor, our President and CEO and a member of the board of directors. The agreement was amended on April 1, 2004.


The terms of the agreement, as amended, provide that we will employ Mr. O'Connor for a term of five years with the duties of Chief Executive Officer with an annual salary of $200,000 per year. If we terminate Mr. O'Connor's employment without "cause" or if Mr. O'Connor terminates his employment with "good reason" (as both terms are defined in Mr. O'Connor's employment agreement), we are required to pay him a lump sum equal to nine months' base salary. Following termination of employment for any reason, other than expiration of the term of employment, Mr. O'Connor has agreed not to engage in an electronic OTC business in competition with us for a 90 day period, provided we pay him bi-monthly installments of $8,333.33 and provide full health benefits during the 90 day period.


On March 1, 2001, we entered into an employment agreement with Kevin P. Cassidy to be Chief Executive Officer. Mr. Cassidy's employment agreement was terminated, and Mr. Cassidy ceased to be Chief Executive Officer as of March 31, 2004, pursuant to a Termination of Employment Agreement.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 22, 2004. The information in this table provides the ownership information for:

o each person known by us to be the beneficial owner of more than 5% of our common stock;
o     each of our directors;
o     each of our executive officers; and
o     our executive officers, directors and director nominees as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

                                     Name and Address            Number of Shares        Percentage
     Title of Class                Of Beneficial Owner          Beneficially Owned     Outstanding(1)
     --------------                -------------------          ------------------     --------------
Common Stock, par value       Mark Nordlicht                        16,440,150 (1)            31.98%
$.0001 per share              555 Pleasantville Road
                              South Building, Suite 110
                              Briarcliff Manor, NY 10510

Common Stock, par value       Edward J. O'Connor                    5,708,016 (2)             11.03%
$.0001 per share              555 Pleasantville Road
                              South Building, Suite 110
                              Briarcliff Manor, NY 10510

                              Yechiel Abraham Zucker                1,841,500 (3)             3.56%
Common Stock, par value       555 Pleasantville Road
$.0001 per share              South Building, Suite 110

                              Briarcliff Manor, NY 10510

Common Stock, par value       Albert Helmig                         50,000 (4)                0.00%
$.0001 per share              15 Deer Run Circle
                              Chatham, NJ 07928

Common Stock, par value       Kevin P. Cassidy                      2,018,665 (5)             3.90%
$.0001 per share              555 Pleasantville Rd., Ste 110
                              Briarcliff Manor, NY 10510

Common Stock, par value       Steel Styles Sales, Inc.              4,451,350                 8.61%
$.0001 per share              401 South Water Street
                              Newburgh, NY

Common Stock, par value       East Holdings LLC                     4,318,000                 8.40%
$.0001 per share              4 Gel Court
                              Monsey, NY 10952

Common Stock, par value       Marc-Andre Boisseau                   -0-                       0.00%
$.0001 per share              555 Pleasantville Rd., Ste. 110
                              Briarcliff Manor, NY 10510

All directors and officers                                          26,058,331                45.04%
as a group                                                          (1)(2)(3)(4)(5)
(5 persons)


(1) Excludes 2,190,750 shares owned by Jules Nordlicht, Mr. Nordlicht's father, with respect to which Mr. Nordlicht disclaims beneficial ownership.

(2) Includes 3,904,158 shares owned by Ridgecrest Capital Corp., Inc., a corporation wholly owned by Mr. O'Connor, 901,929 shares owned by Mr. O'Connor's daughter Kathleen O'Connor and 901,929 shares owned by Mr. O'Connor's daughter Erin O'Connor.


(3) Includes 95,250 shares owned by AYD Equity Group, Ltd., a corporation wholly owned by Mr. Zucker.


(4) Includes 50,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days.

(5) Includes 1,905,000 shares owned by Pierpont Capital Corp., Inc. of which Mr. Cassidy is a stockholder and 113,665 shares owned by Kerry Cassidy, who is Mr. Cassidy's daughter.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On February 3, 2003, we entered into a Prepaid Commission Agreement with Mr. Nordlicht (the "Prepaid Commission Agreement") whereby Mr. Nordlicht agreed to pay us non-refundable prepaid commission payments of not less than $1,200,000. In consideration thereof, we agreed to extend a 20% discount on all commissions charged by us to Mr. Nordlicht. The agreement terminates when the prepaid commission balance is brought to $0. We are no longer obligated to grant the discount upon the first to occur of 24 months passing since the last prepaid commission is received by us or there is a change in control of the Company. Amounts paid to us under the Prepaid Commission Agreement were consolidated into the Loan Agreement dated March 22, 2004, described below.


On June 5, 2003, we entered into a Revolving Credit Facility Agreement (the "Agreement") with Platinum Value Arbitrage Fund LP ("Platinum") whereby Platinum agreed to make loans to us, on a revolving basis, in the aggregate principal amount of up to $500,000. $75,000 of the loan amount was provided to us in advance of the Agreement. Mr. Nordlicht, our chairman, is the Managing Partner of Platinum. In connection with that Agreement, we issued a $500,000 Revolving Promissory Note to Platinum dated June 5, 2003. The promissory note, which was unsecured, bore interest at the rate of 20% per year and was payable by September 30, 2004. The Agreement was confirmed on March 8, 2004, and all amounts owed thereunder ($570,000) were paid in full on September 9, 2004.


On June 9, 2003 we entered into a Prepaid Commission Agreement with Platinum whereby Platinum agreed to pay us non-refundable prepaid commission payments totaling $500,000 no later than December 31, 2003. In consideration of that Agreement, we agreed to extend a 20% discount on all commissions charged by us to Platinum. The agreement terminates when the prepaid commission balance is brought to $0. We are no longer obligated to grant the discount upon the first to occur of 24 months passing since the last prepaid commission is received by broker or there is a change in control of the Company. Mr. Nordlicht, our chairman is the Managing Partner of Platinum. This agreement was cancelled on March 8, 2004.


On February 13, 2004, we entered into a Loan Agreement with Mr. Nordlicht, whereby Mr. Nordlicht loaned us $250,000 for the purpose of funding a settlement agreement with Random Walk Computing, Inc. (see "Legal Proceedings"). In connection with that Agreement, we issued a $250,000 promissory note to Mr. Nordlicht, dated February 13, 2004. The promissory note we issued to Mr. Nordlicht in connection with this loan was unsecured and did not bear interest. The loan was repayable on the earlier of February 13, 2014 or the 15th day after we received a cash investment of at least $250,000. On October 27, 2004, this loan was repaid out of the proceeds of a private placement of our securities which closed in October 2004.



On March 8, 2004, we entered into a Loan Agreement with Mr. Nordlicht whereby Mr. Nordlicht loaned us $50,000 for the purpose of retaining securities counsel. In connection with that Agreement, we issued a $50,000 promissory note to Mr. Nordlicht, dated March 8, 2004. This promissory note was unsecured and did not bear interest. The loan was repayable on the earlier of March 9, 2014 or the 15th day after we received a cash investment of at least $300,000. This loan was repaid out of the proceeds of the private placement of our securities mentioned above.

On March 22, 2004, we entered into a Loan Agreement with Mark Nordlicht pursuant to which we consolidated (a) $3,722,561.48 of principal and $519,191.70 in accrued and unpaid interest of loans previously made to us by Mr. Nordlicht pursuant to the Credit Facility entered into on March 1, 2001 and (b) $1,380,000 that Mr. Nordlicht previously paid to us pursuant to the Prepaid Commission Agreement, into a single loan of $5,621,753.18. In connection with the Loan Agreement, we issued a $5,621,753.18 promissory note to Mr. Nordlicht, dated March 22, 2004. This promissory note, which is unsecured, will be due and payable on the first to occur of: (i) March 22, 2014, at which time we will pay Mr. Nordlicht $5,621,753.18 or (ii) if through our first financing or sale of our stock in a private placement excluding our private placement which closed in the fourth quarter of 2004, we raise at least $1,000,000 (the "Capital Raise"); in equity or debt; then within 30 days after the closing of the Capital Raise, we will pay off the principal of the note in an amount equal to at least 39.33% of the Capital Raise, provided however, that such amount will not exceed $2,810,877, and any remaining unpaid principal balance will begin to accrue interest at the rate of 12% annually; and the outstanding principal amount and accrued interest will be due and payable on March 22, 2014.



On April 15, 2004, we entered into a revolving Credit Facility Agreement (the "Credit Facility") with Mr. Nordlicht, pursuant to which Mr. Nordlicht agreed to lend up to $100,000 to us from time to time as required. In connection with the Credit Facility we issued a $50,000 promissory note, without interest to Mr. Nordlicht, dated April 15, 2004. The note, which was unsecured, was due on August 1, 2004, which was subsequently extended to December 31, 2004. The note was repaid in December 2004.



We are parties to a Master Services Agreement with CES pursuant to which we provide brokerage services on the floor of the New York Mercantile Exchange (see "Description of Business - Business Alliances" for more information about this agreement). Edward J. O'Connor, our president and a director, is a 50% stockholder of CES. Kevin P. Cassidy our Chief Executive Officer until March 31, 2004, is the Managing Director of CES.



Effective April 1, 2004, we entered into an agreement providing for the reimbursement of certain administrative expenses for services provided to a coffee bean roaster, Sleepy Hollow Coffee Roasters, Inc., a company owned by Edward J. O'Connor, our president and a director, and by Kevin P. Cassidy. Mr. Cassidy is a consultant to us and a stockholder. We charged an administrative fee of $1,500 for the nine-month period ended September 30, 2004. We currently charge an administrative fee of $1,400 per month. We provide such services to Sleepy Hollow to ensure that Edward O'Connor and Kevin Cassidy can focus as much time and efforts as possible on our operations.

On April 1, 2004, we entered into a Consulting Agreement with Kevin P. Cassidy whereby Mr. Cassidy was engaged by us for a period of five years as an OTC broker, marketing manager, and management consultant for $215,000 per year total compensation. We also reimburse Mr. Cassidy for his health insurance and a $1,000,000 life insurance policy during the term of the Consulting Agreement. Mr. Cassidy is also a Managing Director of CES. Furthermore, we issued warrants to purchase 1,200,000 shares of our common stock to Pierpont Capital Corp., an entity owned by Mr. Cassidy. The warrants are exercisable at a price of $0.20 per share and expire in June 2007. The warrants are exercisable in six traunches of up to 200,000 warrants if certain trading milestones are met during three six-month periods following the issuance of such warrants, and were intended to induce Mr. Cassidy to introduce additional customers to us. We did not receive any cash consideration for the issuance of these warrants.


                            DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share. All of the shares of common stock are of one class.

COMMON STOCK

Currently, there are 51,406,431 shares of common stock outstanding held by 40 stockholders. In addition, there are 1,600,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants and 780,250 shares of common stock reserved for issuance upon the exercise of outstanding options. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

PREFERRED STOCK

We are authorized to issue 5,000,000 shares of $.0001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of preferred stock outstanding.

LIMITATION ON LIABILITY

Under our Certificate of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

o     a breach of the director's duty of loyalty to us or our stockholders;

o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

o     a transaction from which our director received an improper benefit; or

o an act or omission for which the liability of a director is expressly provided under Delaware law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DIVIDENDS

We do not intend to pay dividends on our capital stock in the foreseeable future.

REPORTS TO STOCKHOLDERS

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

TRANSFER AGENT

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 as transfer agent for our common stock.

                            MARKET FOR COMMON EQUITY

There is no public trading market on which our common stock is traded. We have engaged a broker/dealer to file a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quotation of our common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

We can offer no assurance that an active public market in our shares will develop.

SHARES ELIGIBLE FOR FUTURE SALE


We have 51,406,431 shares of common stock issued and outstanding, of which 30,431,026 shares, together with 1,300,000 shares underlying outstanding warrants, are being registered hereby and will be freely tradable shares by persons other than our affiliates, as defined under Rule 144 under the Securities Act, upon the effective date of the registration statement of which this prospectus is a part.


In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

o 1% of the then outstanding shares of our common stock; or

o the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all previous equity compensation plans not previously approved by stockholders, as of the most recently completed fiscal year. In November and December 2004, our board of directors and stockholders, respectively, approved the 2004 Stock Option Plan. Under the Plan, options to purchase up to 7,500,000 shares of our common stock may be granted to our employees, officers, directors, and eligible consultants of our company. The Plan provides that the option price be the fair market value of the stock at the date of grant as determined by the Board of Directors. Options granted become exercisable and expire as determined by the Board of Directors. For a more detailed discussion, please see "Executive Compensation - 2004 Stock Option Plan" elsewhere in this prospectus and note 7 of note to financial statements, September 30, 2004 and 2003 (unaudited).



                                    EQUITY COMPENSATION PLAN INFORMATION AS AT DECEMBER 31, 2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Number of Securities
                                                                                                 Remaining Available for
                          Number of Securities to                Weighted-Average                 Issuance under Equity
                          be Issued upon Exercise                Exercise Price of                  Compensation Plans
                          of Outstanding Options,              Outstanding Options,          (excluding securities  reflected
                            Warrants and Rights                 Warrants and Rights                   in column (a))
Plan Category                       (a)                                 (b)                                (c)
------------------------------------------------------------------------------------------------------------------------------------
Equity Compensation               780,250                             $0.20                             6,719,750
Plans approved by
security holders
------------------------------------------------------------------------------------------------------------------------------------
Equity Compensation              1,300,000                             $0.20                               N/A
Plans not approved by
security holders
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                             780,250                              $0.20                            6,719,750
------------------------------------------------------------------------------------------------------------------------------------

In June 2004 we cancelled the grant of 1,104,900 options made to a former employee and replaced it with the issuance of 100,000 warrants. The warrants are convertible in 100,000 shares of common stock at an exercise price of $0.20 per share and expire in July 2010.

In June and July 2004, we issued warrants to a consultant who is one of our stockholders and our former chief executive officer. The warrants are exercisable up to 1,200,000 shares of common stock at an exercise price of $0.20 per share and expire in June 2007. The warrants are exercisable in six traunches of up to 200,000 warrants if certain trading milestones are met during three six-month periods following the issuance of such warrants. 100,000 warrants were exercisable as of December 31, 2004.


                                LEGAL PROCEEDINGS

No legal proceedings are pending to which we or any of our property is subject, nor to our knowledge are any such legal proceedings threatened.

In March 2004, we settled claims from a vendor for $250,000. We also agreed to indemnify that vendor for up to approximately $460,000 plus 9% interest from March 1, 2004, if we breach our warranty or representation of financial information provided to the vendor. We provided for this settlement by recording $250,000 in accounts payable and accrued expenses on the accompanying balance sheet and a corresponding increase in our research and development expenses in our accompanying 2003 statement of operations.


In May 2004, we settled outstanding professional fees of approximately $663,000 due to our former counsel, of which approximately $62,000 were incurred in 2004. We agreed to pay $425,000 in settlement of such claims, which was paid in September 2004. Additionally, as part of the settlement, a partner of our former legal counsel's firm has acquired 375,000 shares of our common stock for $75,000 in September 2004.


                                  LEGAL MATTERS

Our counsel, Gottbetter & Partners, LLP, New York, New York, will pass on the validity of the issuance of the shares to be sold by the selling stockholders. The partners of Gottbetter & Partners, LLP, own 50,000 shares of our common stock through Jackson Steinem, Inc., all of which are included for sale in this prospectus.

                                     EXPERTS

Our financial statements as of December 31, 2002 and December 31, 2003 have been included in this prospectus and in the registration statement in reliance upon the report of Sherb & Co., LLP, independent registered certified public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For additional information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                              Financial Statements

Report of Independent Registered Public Accounting Firm...............................................F-2

Balance Sheet, December 31, 2003......................................................................F-3

Statement of Operations for the years ended December 31, 2003 and December 31, 2002...................F-4

Statement of Stockholders' Deficit for the period from January 1, 2002 to December 31, 2003..................................................................................F-5

Statement of Cash Flows for the years ended December 31, 2003 and December 31, 2002...................F-6

Notes to Financial Statements, December 31, 2003 and December 31, 2002................................F-7

Balance Sheet, September 30, 2004 (unaudited)........................................................F-17

Statements of Operations for the nine month period ended September 30, 2004 and 2003 (unaudited).....F-18

Statement of Cash Flows for the nine month period ended September 30, 2004 and 2003 (unaudited)......F-19

Notes to Financial Statements, September 30, 2004 and 2003 (unaudited)............................F-20-33

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors Optionable, Inc.
Briarcliff Manor, New York

We have audited the accompanying balance sheet of Optionable, Inc. as of December 31, 2003 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optionable, Inc. as of December 31, 2003 and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and has a working capital deficiency as more fully described in Note 2. These issues among others raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   /s/ Sherb & Co., LLP
                                                  ------------------------------
                                                  Certified Public Accountants

New York, New York
September 1, 2004

                                OPTIONABLE, INC.
                                  BALANCE SHEET
                                December 31, 2003


                                     ASSETS
Current Assets:
  Cash                                                                          $    63,041
  Accounts receivable, net of provision for doubtful accounts of $47,092            102,837
                                                                                -----------

     Total current assets                                                           165,878

  Property and equipment, net of accumulated depreciation of $341,256                69,707
  Other assets                                                                        1,607
                                                                                -----------

     Total assets                                                               $   237,192
                                                                                ===========

                               LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:

  Accounts payable and accrued expenses                                         $   947,465
  Note payable and related accrued interest to a related party                      544,694
                                                                                -----------
     Total current liabilities                                                    1,492,159

Due to Chairman of the Board                                                      5,573,431
                                                                                -----------

     Total liabilities                                                            7,065,590

Stockholders' Deficit:

  Preferred Stock; $.0001 par value, 5,000,000 shares authorized, none issued
    and outstanding                                                                      --
  Common stock; $.0001 par value, 100,000,000 shares authorized,
    45,096,430 issued and outstanding                                                 4,510
  Additional paid-in capital                                                      2,698,938
  Accumulated deficit                                                            (9,531,846)
                                                                                -----------

     Total stockholders' deficit                                                 (6,828,398)
                                                                                -----------

     Total liabilities and stockholders' deficit                                $   237,192
                                                                                ===========



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                            STATEMENTS OF OPERATIONS

                                             For the year ended
                                               December 31,
                                        ----------------------------
                                            2003            2002
                                        ------------    ------------
Revenues                                $    682,690    $  1,959,117

Cost of revenues                             838,660       1,226,500
                                        ------------    ------------

Gross profit (loss)                         (155,970)        732,617

Operating expenses:

  Selling, general and administrative      2,304,632       1,188,299
  Research and development                   552,708         762,726
                                        ------------    ------------

     Total operating expenses              2,857,340       1,951,025
                                        ------------    ------------

     Operating loss                       (3,013,310)     (1,218,408)
                                        ------------    ------------

  Interest expense to related parties        238,991         172,487
                                        ------------    ------------

Net loss                                $ (3,252,301)   $ (1,390,895)
                                        ============    ============

Basic net loss per common share         $      (0.07)   $      (0.03)
                                        ============    ============

Basic weighted average common
    shares outstanding                    45,096,430      45,096,430
                                        ============    ============



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 1, 2002 TO DECEMBER 31, 2003

                                           Shares of                      Additional                            Total
                                            Common          Common          Paid-in        Accumulated      Stockholders'
                                             Stock           Stock          Capital          Deficit           Deficit
                                        ----------------  ------------   --------------   --------------   -----------------
Balance at January 1, 2002                   45,096,430       $ 4,510       $2,698,938     $ (4,888,650)       $ (2,185,202)

Net loss                                                                                     (1,390,895)         (1,390,895)
                                        ----------------  ------------   --------------   --------------   -----------------
Balance at December 31, 2002                 45,096,430         4,510        2,698,938       (6,279,545)         (3,576,097)

Net loss                                                                                     (3,252,301)         (3,252,301)
                                        ----------------  ------------   --------------   --------------   -----------------
Balance at December 31, 2003                 45,096,430       $ 4,510       $2,698,938     $ (9,531,846)       $ (6,828,398)
                                        ================  ============   ==============   ==============   =================



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                   For the year ended
                                                                      December 31,
                                                               --------------------------
                                                                   2003           2002
                                                               -----------    -----------
Cash flows from operating activities:
Net loss                                                       $(3,252,301)   $(1,390,895)
Adjustments to reconcile net loss to net cash
used in operating activities:
  Depreciation                                                      95,844        112,916
  Provision for doubtful accounts                                   15,657          5,725
Changes in operating assets and liabilities
  Accounts receivable                                               31,327        138,080
  Accounts payable and accrued expenses                            848,280        (36,599)
  Accrued interest on notes payable to related parties             238,991        172,488
                                                               -----------    -----------

Net cash used in operating activities                           (2,022,202)      (998,285)
                                                               -----------    -----------

Cash flows from investing activity:
  Purchases of property and equipment                              (15,113)      (102,908)
                                                               -----------    -----------

Net cash used in investing activity                                (15,113)      (102,908)
                                                               -----------    -----------

Cash flows from financing activity:
  Proceeds from issuance of notes payable to related parties     1,880,000      1,122,561
                                                               -----------    -----------

Net cash provided by financing activity                          1,880,000      1,122,561
                                                               -----------    -----------

Net (decrease) increase in cash                                   (157,315)        21,368

Cash, beginning of year                                            220,356        198,988
                                                               -----------    -----------

Cash, end of year                                              $    63,041    $   220,356
                                                               ===========    ===========

Supplemental disclosures of cash flow information:
     Cash paid for interest and taxes                          $        --    $        --
                                                               ===========    ===========



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS


Optionable, Inc. (the "Company") was formed in Delaware in February 2000 and is a brokerage service provider to brokerage firms, financial institutions, energy traders, and hedge funds nationwide. The Company's operations are located in the New York metropolitan area. The Company is in the process of developing an automated electronic trading system.


NOTE 2 - GOING CONCERN

These financial statements have been prepared on a going concern basis. The Company has incurred an accumulated deficit of approximately $9.5 million since inception and had negative cash flows from operations of approximately $2.0 million and $1.0 million during 2003 and 2002, respectively. The Company's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future by increasing its revenues and reducing its expenses from historical levels and to secure the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time.

Management plans to provide for its capital needs during 2004 by issuing equity securities. Additionally, management plans to increase its revenues by expanding its customer base and by reducing its research and development expenses from historical levels. There is no guarantee that management will be able to secure such financing in 2004 and that it will expand its customer base or that such financing and additional revenues from an expanded customer base will be sufficient to meet its obligations and repay its liabilities arising from normal business operations when they come due. These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

CONCENTRATION OF CREDIT RISKS

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable. The Company minimizes its credit risks associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institutions.

The Company's accounts receivable are due from energy trading firms, financial institutions, and hedge funds, located primarily in the United States. Collateral is generally not required. Two of the Company's customers accounted for approximately 18% and 10%, respectively, of its accounts receivable at December 31, 2003. No other customers accounted for more than 10% of its accounts receivable at December 31, 2003.

Customer Concentration

Two of the Company's customers accounted for approximately 17% and 10%, respectively, of its revenues during 2003 and two of the Company's customers accounted for 11% and 11%, respectively, of its revenues during 2002. The Company minimizes its customer concentration risks by diversifying its existing customer base.

PRODUCT CONCENTRATION

All of the Company's revenues are derived from fees earned from financially settled energy derivatives transaction fees.

FAIR VALUE OF FINANCIAL INSTRUMENTS


The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The carrying amount of due to Chairman of the Board and notes payable and related accrued interest approximate their fair value based on the Company's incremental borrowing rate.


SOFTWARE DEVELOPMENT COSTS


Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Technological feasibility is established when we have completed all planning, designing, coding, and testing activities to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Accounting Financial Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. The Company believes that the current process for developing software is essentially completed concurrently

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

with the establishment of technological feasibility; accordingly, no software development costs have been capitalized as of December 31, 2003.

WEBSITE DEVELOPMENT COSTS

The Company capitalizes website development costs in accordance with Emerging Issues Task Force ("EITF") Issue No. 00-02, Accounting for Website Development Costs. Website development costs are amortized on a straight-line basis over one year.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Property and equipment consist of the following as of December 31, 2003:

        Computer equipment and software                    $ 362,543
        Office furniture and equipment                        48,420
                                                           ---------
                                                             410,963
        Accumulated depreciation                            (341,256)
                                                           ---------
                                                           $  69,707
                                                           =========

Depreciation expense amounted to approximately $96,000 and $113,000 during 2003 and 2002, respectively.

INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables and the recoverability of long-lived assets. Actual results will differ from these estimates.

BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per share is based on the weighted average number of common shares and common share equivalents outstanding. The outstanding options are excluded from the loss per share computation due to their antidilutive effect.

The share amounts included in the financial statements, including the basic and diluted loss per share have been retroactively restated to reflect the stock splits discussed below.

STOCK SPLITS

The Company's board of directors has declared the following stock splits of common stock:

March 30, 2000                                         1,000       for 1

May 30, 2000                                              25       for 1

July 21, 2000                                             20       for 1

June 10, 2004                                           1.27       for 1

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

REVENUE RECOGNITION

Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition".


The Company generally invoices its customers monthly, for all transactions which have been executed during such month. Revenues are recognized on the day of trade-trade day basis. The Company's revenues derive from a certain predetermined fixed fee of the transactions it executes on behalf of its customers. The fee is based on the volume of financial instruments traded. The Company bases its fees on oral and written contracts and confirms the fees in writing upon the execution of each transaction.


STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2003 consist primarily of legal fees payable to the Company's former general counsel of approximately $615,000, a provision for settlement of obligations of $250,000 (see Note 8-Legal Proceedings and Subsequent Events), accrued compensation of $22,000 and other accrued trade payables of approximately $60,000.


SEGMENT REPORTING

The Company operates in one segment, brokerage services. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statement of operations.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

RECENT PRONOUNCEMENTS

Management does not believe that recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4- DUE TO CHAIRMAN OF THE BOARD AND NOTE PAYABLE TO RELATED PARTY


The Company issued two notes payable to its Chairman of the Board, who is also a stockholder, in December 2000 and March 2001. Such notes payable amounted to $3,722,561 at December 31, 2003. The notes payable bore interest at prime and rates ranged from 3.43% to 4.58% during 2003 and 2002, which were also the effective interest rates at December 31, 2003. The notes payable were unsecured. Accrued interest under these notes amounted to approximately $470,000 at December 31, 2003 and is included in the due to stockholder in the accompanying balance sheet. Furthermore, in February 2003, the Chairman of the Board had also advanced $1,380,000 to the Company under a prepaid commission agreement which provided for, among other things, a 20% discount on all commission charged by the Company to its Chairman of the Board. In March 2004, the Company consolidated all amounts due to its Chairman of the Board under a Loan Agreement. The Loan Agreement provides that the Company does not have to grant the aforementioned 20% discount on commissions charged to its Chairman. It also provides that the note payable issued under the Loan Agreement bears no interest and is payable on March 22, 2014. However, if the Company obtains additional equity or debt financing of at least $1,000,000 following the private placement which closed in September 2004 ("Capital Raise"), the Company will repay to its Chairman of the Board up to 39.33% of the Capital Raise, up to $2,810,877, with the remaining balance and accrued interest of 12 % from the date of the Capital Raise due on March 22, 2014. This note payable is unsecured.



The due to Chairman of the Board-long term portion at December 31, 2003 is as follows:


          Notes payable:                                      $3,722,561

          Accrued interest on notes payable:                     470,870

          Prepaid Commission:                                  1,380,000
                                                              ----------
                                                              $5,573,431

                                                              ==========


In June 2003, the Company issued a $500,000 note payable to a related party, an entity in which its Chairman of the Board is also the managing director. The note payable bears interest at 20% and is payable by September 30, 2004. Such note payable is unsecured. Accrued interest under this note amounted to approximately $45,000 at December 31, 2003

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 4- DUE TO CHAIRMAN OF THE BOARD AND NOTE PAYABLE TO RELATED PARTY-CONTINUED


and is included in the note payable to related party and related accrued interest in the accompanying balance sheet. The Company has not paid principal or interest under such note during 2003.


Interest expense amounted to approximately $ 239,000 and $172,000 during 2003 and 2002, respectively.

NOTE 5 - STOCKHOLDERS' DEFICIT

STOCK COMPENSATION PLAN

The Company has terminated its Long-Term Incentive Plan in June 2004. Management intends to adopt a new stock-based compensation plan in the near future.

The Company had granted 78,740 options under its Long-Term-Incentive Plan in February 2003, which were outstanding and exercisable at December 31, 2003. The exercise price per share of the options were $0.09. The remaining contractual life of the options at December 31, 2003 was 9.17 years. The Company uses the intrinsic value to account for its employee stock-based compensation arrangements. No intrinsic value was attributed to the grant of options made in 2003. These options were cancelled in June 2004.

The following proforma information regarding stock-based compensation has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to FAS 123. For purposes of the proforma calculations, the fair value of each options was estimated at the date of grant using the Black-Scholes model with the following assumptions used: risk-free interest rate: 2.11%; dividend yield: none; volatility: none; expected lives: 3 years. No fair value was attributed to options granted during 2003. Accordingly, no adjustment was made to the net loss as reported for proforma disclosure purposes.

COMMON AND PREFERRED STOCK

The Company has issued 45,096,430 shares of common stock since inception.

Preferred Stock

The Company's Board of directors has authorized the issuance of up to 5,000,000 shares of preferred stock in one or more series and may determine the rights, preferences, privileges and restrictions of these shares, including dividend, conversion, voting rights, and terms of redemption and liquidation preferences of such shares. No preferred shares have been issued as of December 31, 2003.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 6 - COMMITMENTS

The Company leases its executive offices under a 5-year leasing arrangement providing a monthly base rent of $5,568. The minimum annual payments under such commitment for the next five years are as follows:

      Year                               Minimum Annual Payments
      ----                               -----------------------
      2004                                     $66,817
      2005                                      66,817
      2006                                      55,680
      2007                                          --
      2008                                          --
      2009 and thereafter                           --



The Company's rental expense amounted to approximately $67,000 and $67,000 during 2003 and 2002, respectively.

NOTE 7-INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, at December 31, are as follows:

                                                       2003              2002
                                                   -----------      -----------
      Deferred tax assets:

      Net operating loss carryforward              $ 3,273,328      $ 2,627,922
      Less valuation allowance                      (3,273,328)      (2,627,922)
                                                   -----------      -----------
      Total net deferred tax assets:               $        --      $        --
                                                   ===========      ===========


SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 3,273,328 at December 31, 2003 is necessary to reduce the deferred tax assets to the amount that will more likely than not realized. The change in the valuation allowance for 2003 and 2002 was approximately $650,000 and $480,000, respectively.

The Company has incurred net operating losses since inception. At December 31, 2003, the Company had a net operating loss carryforward amounting to approximately $8.6 million for U.S. tax purposes that expire in various amounts from 2020 through 2023.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 7 - INCOME TAXES-CONTINUED

The Company may have had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point, the Company has not completed a change in ownership study and the exact impact of such limitations are unknown.

The federal statutory tax rate reconciled to the effective tax rate for 2003 and 2002, respectively, is as follows:

                                                         2003         2002
                                                       --------     --------
      Tax at U.S Statutory Rate:                           35.0%        35.0%
      State tax rate, net of federal benefits               5.7          5.7
      Change in valuation allowance                       (40.7)       (40.7)
                                                       --------     --------
      Effective tax rate                                    0.0%         0.0%
                                                       ========     ========



NOTE 8 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENTS

LEGAL PROCEEDINGS

In March 2004, the Company has settled claims from a vendor for $250,000. The Company has also agreed to indemnify such vendor up to approximately $460,000 plus 9% interest from March 1, 2004 in the event the Company breaches its warranty or representation of financial information provided to such vendor. The Company has provided for this settlement by recording $250,000 in accounts payable and accrued expenses on the accompanying balance sheet and a corresponding increase in its research and development expenses in its accompanying 2003 statement of operations.

In May 2004, the Company has settled outstanding professional fees of approximately $663,000 due to its former counsel, of which approximately $62,000 were incurred in 2004. The Company has agreed to pay $425,000 in settlement of such claims. Additionally, as part of the settlement, a partner of the Company's former legal counsel's firm has acquired 375,000 shares of the Company's common stock for $75,000 in September 2004. At December 31, 2003, the Company had recognized approximately $601,000 of such outstanding professional fees in accounts payable and accrued expenses on the accompanying balance sheet.

OTHER SUBSEQUENT EVENTS

In September 2004, the Company issued 5,000,000 shares of its common stock for gross proceeds of $1,000,000 in connection with a private placement. The Company provided

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

NOTE 8 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENTS-CONTINUED

registration rights to the holders of the shares issued in connection with such private placement.

In February and March 2004, the Company's Chairman of the Board advanced the Company $250,000 and $50,000, respectively, to finance the settlement amount related to obligations with a former contractor and with the payment of certain legal fees incurred in connection with a their retention as a corporate counsel.

In March 2004, the Company consolidated the amounts due to its Chairman of the Board (see Note 4-Notes payable to related parties).

In April 2004, the Company agreed to pay certain fixed and variable fees and support services to a related party entity partly owned by its chief executive officer in exchange for a share of revenues of the floor brokerage services of the related party. The Company will pay such related party a minimum annual fixed fee of $50,000 and assume all expenses directly incurred by the related party associated floor brokerage services. Additionally, the Company will pay such related party $1,525,000 on April 1, 2014. However, upon a Capital Raise, the Company will pay up to 10.67% of the amount raised during the Capital Raise, up to $762,500, to the related party, with the remaining principal and accrued interest of 12 % from the date of the Capital Raise payable on April 1, 2014.

In April 2004, the Company secured a $100,000 credit facility with its Chairman of the Board. The Company has drawn $50,000 under such credit facility.

The Company's board of directors has declared a stock split of 1.27 to 1, effective June 10, 2004.

In June 2004, the Company cancelled the grant of 78,740 options made to a former employee and replaced it with the issuance of 100,000 warrants. The warrants are convertible in 100,000 shares of common stock at an exercise price of $0.20 per share and expire in July 2010.

In June 2004, the Company issued warrants to a customer. The warrants are exercisable up to 300,000 shares of common stock at an exercise price of $0.20 per share and expire in June 2007. The warrants are exercisable in three traunches of up to 100,000 warrants, if certain trading milestones are made during three six-month periods following the issuance of such warrants.

                                OPTIONABLE, INC.
                                  BALANCE SHEET
                               September 30, 2004


                                                                                 (Unaudited)
                                             ASSETS

Current Assets:
Cash                                                                            $   299,684
Accounts receivable, net of provision for doubtful accounts of $47,304              416,921
Due from related parties                                                            275,198
Incentives receivable                                                               374,299
                                                                                -----------
     Total current assets                                                         1,366,102

  Property and equipment, net of accumulated depreciation of $378,921                32,639
  Other assets                                                                        2,639
                                                                                -----------

     Total assets                                                               $ 1,401,380
                                                                                ===========

                             LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:

  Accounts payable and accrued expenses                                         $   435,351
  Due to Chairman of the Board

                                                                                    350,000

                                                                                -----------
     Total current liabilities                                                      785,351

Due to Chairman of the Board, net of unamortized discount of $3,813,600
                                                                                  1,808,153

Due to related party, net of unamortized discount of $1,034,506                     490,494
                                                                                -----------
     Total liabilities                                                            3,083,998

Stockholders' Deficit:

  Preferred Stock; $.0001 par value, 5,000,000 shares authorized, none issued
    and outstanding at September 30, 2004                                                --
  Common stock; $.0001 par value, 100,000,000 shares authorized,
    51,356,431 issued and outstanding at September 30, 2004                           5,136
  Additional paid-in capital                                                      7,781,636
  Subscription receivable                                                          (252,000)
  Accumulated deficit                                                            (9,217,390)
                                                                                -----------

     Total stockholders' deficit                                                 (1,682,618)
                                                                                -----------

     Total liabilities and stockholders' deficit                                $ 1,401,380
                                                                                ===========



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                            STATEMENTS OF OPERATIONS

                                                     For the nine-month period ended
                                                                September 30,
                                                       ----------------------------
                                                           2004            2003
                                                       ------------    ------------
                                                       (Unaudited)      (Unaudited)
Brokerage fees                                         $  1,984,758    $    503,671
Incentives                                                  374,717              --
                                                       ------------    ------------
Net revenues                                              2,359,475         503,671

Cost of revenues                                          1,119,813         660,044
                                                       ------------    ------------

Gross profit (loss)                                       1,239,662        (156,373)

Operating expenses:

  Selling, general and administrative                       937,378       1,113,975
  Research and development                                   19,493         479,493
                                                       ------------    ------------

     Total operating expenses                               956,871       1,593,468
                                                       ------------    ------------

     Operating income (loss)                                282,791      (1,749,841)
                                                       ------------    ------------

  Other income (expense):

  Gain on extinguishment of debt                            238,282              --
  Interest expense to related parties                      (206,617)       (105,908)
                                                       ------------    ------------
                                                             31,665        (105,908)

Net income (loss)                                      $    314,456    $ (1,855,749)
                                                       ============    ============

Basic and diluted net income (loss) per common share   $       0.01    $      (0.04)
                                                       ============    ============

Basic and diluted weighted average common
shares outstanding                                       45,729,397      45,096,430
                                                       ============    ============



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                            STATEMENTS OF CASH FLOWS

                                                           For the nine-month period ended
                                                                   September 30,
                                                           ------------------------------
                                                               2004            2003
                                                           --------------  --------------
                                                            (Unaudited)       (Unaudited)
Cash flows from operating activities: Net income (loss)        $ 314,456     $(1,855,749)
Adjustments to reconcile net income (loss) to net cash used
in operating activities:
  Depreciation                                                    37,665          84,857
  Amortization of debt discount                                  133,216              --
  Forfeiture of officers' compensation                           375,000              --
  Gain on extinguishment of debt                                (238,282)             --
  Provision for doubtful accounts                                    212           5,725
Changes in operating assets and liabilities
  Accounts receivable                                           (314,296)         14,932
  Due from related party                                        (275,198)             --
  Incentives receivable                                         (374,299)             --
  Other assets                                                    (1,032)           (130)
  Accounts payable and accrued expenses                         (273,829)          5,883
  Accrued interest on notes payable to related parties             3,627         114,033
                                                           --------------  --------------

Net cash used in operating activities                           (612,760)     (1,630,449)
                                                           --------------  --------------

Cash flows from investing activity:

  Purchases of property and equipment                               (597)         (9,765)
                                                           --------------  --------------

Net cash used in investing activity                                 (597)         (9,765)
                                                           --------------  --------------

Cash flows from financing activities:

  Proceeds from issuance of common stock                       1,000,000              --
  Principal repayments of notes payable to related party        (500,000)             --
  Due to shareholder                                             300,000              --
  Proceeds from issuance of notes payable to related parties      50,000       1,450,000
                                                           --------------  --------------

Net cash provided by financing activities                        850,000       1,450,000
                                                           --------------  --------------

Increase (decrease) in cash                                      236,643        (190,214)

Cash, beginning of period                                         63,041         220,356
                                                           --------------  --------------

Cash, end of period                                            $ 299,684        $ 30,142
                                                           ==============  ==============

Supplemental disclosures of cash flow information:

     Cash paid for taxes                                             $--             $--
                                                           ==============  ==============

     Cash paid for interest                                     $ 69,972             $--
                                                           ==============  ==============

Supplemental disclosures for non-cash financing activities:

Issuance of common stock and corresponding increase
  in stock subscriptions receivable                            $ 252,000             $--
                                                           ==============  ==============



                       SEE NOTES TO FINANCIAL STATEMENTS.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 1 - ORGANIZATION, DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

Optionable, Inc. (the "Company") was formed in Delaware in February 2000 and is a trading and brokerage services provider to brokerage firms, financial institutions, energy traders, and hedge funds nationwide. The Company's operations are located in the New York metropolitan area. The Company is in the process of developing an automated electronic trading system.

The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and the footnotes required by for complete financial statements. In the opinion of management, all adjustments (consisting of recurring accruals) considered for a fair presentation have been included. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2004.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003

                                   (Unaudited)

NOTE 2 - GOING CONCERN

These unaudited financial statements have been prepared on a going concern basis. However, the Company has incurred an accumulated deficit of approximately $9.2 million since inception and had negative cash flows from operations of approximately $600,000 and $1.6 million, for the nine months ended September 30, 2004 and 2003, respectively. The Company's ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future by increasing its revenues and reducing certain expenses from its historical levels and to secure the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The outcome of these cannot be predicted with any certainty at this time.

Management has provided for its capital needs during 2004 by issuing equity securities generating gross proceeds of $1.0 million for the nine-month period ended September 30, 2004. Management does not anticipate issuing equity or debt securities in the foreseeable future. Additionally, management has increased its revenues and operating income by approximately $1.9 million and $2.0 million to $2.4 million and $282,000, respectively, during the nine month period ended September 30, 2004 when compared to the prior year nine-month period of 2003. Management plans to increase its revenues by expanding its customer base and introducing its automated electronic trading system. There is no guarantee that management will expand its customer base or that it will successfully introduce its electronic trading system in the next twelve months. These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

CONCENTRATION OF CREDIT RISKS

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents, accounts receivable, incentives receivable, and due from related party.

The Company minimizes its credit risks associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institutions.

The Company's accounts receivable are due from energy trading firms, financial institutions, and hedge funds, located primarily in the United States. Collateral is generally not required. Three of the Company's customers accounted for approximately 17%, 13% and 11%, respectively, of its accounts receivable at September 30, 2004. No other customers accounted for more than 10% of its accounts receivable at September 30, 2004.

The Company's incentives receivable are due from two United States exchanges providing the Company with incentives to submit customer trades to their respective platform. The incentives receivable are not collateralized.

The due from related party is due from an affiliate owned by the Company's chief executive officer, who is also a shareholder, and by a former officer of the Company, who is also a shareholder. The due from related party is not collateralized.

CUSTOMER CONCENTRATION

Three of the Company's customers accounted for approximately 10%, 2%, and 5%, respectively of its revenues during the nine-month period ended September 30, 2004 and 18%, 11%, and 10%, respectively, of its revenues during the nine-month period ended September 30, 2003. The Company minimizes its customer concentration risks by diversifying its existing customer base.

PRODUCT CONCENTRATION

All of the Company's revenues are derived from fees earned from energy derivatives transaction fees and related incentives provided by exchanges.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS


The carrying value of cash and cash equivalents, accounts receivables, incentive receivables, due from related party, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The carrying amount of the due to Chairman of the Board and notes payable to related party and due to related party approximate their fair value based on the Company's incremental borrowing rate.


SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Accounting Financial Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. The Company believes that the current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no software development costs have been capitalized as of September 30, 2004.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Property and equipment consist of the following as of September 30, 2004:

      Computer equipment and software                              $ 363,140
      Office furniture and equipment                                  48,420
                                                                   ---------
                                                                     411,560

      Accumulated depreciation                                      (378,921)
                                                                   ---------
                                                                   $  32,639
                                                                   =========


Depreciation expense amounted to approximately $38,000 and $85,000 during the nine-month periods ended September 30, 2004 and 2003, respectively.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables. Actual results will differ from these estimates.

BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings per share are calculated by dividing income available to shareholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the modified-treasury stock method). The outstanding options are excluded from the loss per share computation for the nine-period ended September 30, 2003 due to their antidilutive effect.

The share amounts included in the financial statements, including the basic and diluted loss per share have been retroactively restated to reflect the stock splits discussed below.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

STOCK SPLITS

The Company's board of directors has declared the following stock splits of common stock:

March 30, 2000                                         1,000       for 1

May 30, 2000                                              25       for 1

July 21, 2000                                             20       for 1

June 10, 2004                                           1.27       for 1



REVENUE RECOGNITION

Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104 "Revenue Recognition".


The Company generally invoices its customers monthly, for all transactions which have been executed during such month. . Revenues are recognized on the day of trade-trade day basis. The Company's revenues derive from a certain predetermined fixed fee of the transactions it executes on behalf of its customers. The fee is based on the volume of financial instruments traded. The Company bases its fees on oral and written contracts and confirms the fees in writing upon the execution of each transaction.



The Company also receives incentives from United States exchanges for the volume of transactions conducted by the Company using their platform. The incentives are based on a percentage of the total revenues received by the exchange attributable to the Company's volume of transactions submitted to the respective exchanges. The Company estimates monthly such incentives based on the volumes of daily transactions submitted to the respective exchanges using the day of trade-trade basis, the exchanges' published revenues by type of transactions, and in the case of one exchange, the minimum volume of transactions the Company is required to submit to be entitled to such incentives. The Company has a written agreement with one of the exchanges.


STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. We adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at September 30, 2004 consist primarily of accrued compensation of approximately $349,000 and other accrued trade payables of approximately $86,000.

RECENT PRONOUNCEMENTS

Management does not believe that recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4 - DUE TO CHAIRMAN OF THE BOARD


In March 2004, the Company consolidated certain amounts due to its Chairman of the Board, who is also a stockholder, under a Loan Agreement of $5, 621,753. The amounts consolidated were two notes payable of $3,722,561, prepaid commissions of $1,380,000 and accrued interest of $519,192 through the date of consolidation. The Loan Agreement also modified the terms of the amount due to its stockholder. The amount due no longer bears interest, is payable on March 12, 2014 and the Company does not have to grant the aforementioned 20% discount on commissions charged to its Chairman. However, if the Company obtains additional equity or debt financing of at least $1,000,000 following the private placement which closed in September 2004 ("Capital Raise"), the Company will repay to its Chairman of the Board up to 39.33% of the Capital Raise, up to $2,810,877, with the remaining balance and accrued interest of 12% from the date of the Capital Raise due on March 22, 2014. This note payable is unsecured. Before and after modification of terms, the Company owes approximately $5.6 million to the

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 4 - CHAIRMAN OF THE BOARD -CONTINUED


stockholder. However, the due to Chairman of the Board does not currently bear interest and will only bear interest if the Capital Raise occurs. Accordingly, the Company has recorded a discount on the due to stockholder of approximately $3.9 million and a corresponding increase in additional paid-in capital. The due to Chairman of the Board was discounted using the implied rate of 12% over ten years. The amortization of such discount amounted to $105,000 during the nine-month period ended September 30, 2004 and has been recorded as interest expense to related parties in the accompanying statement of operations. The remaining undiscounted amortization of discount on the due to stockholder amounts to approximately $3.8 million as of September 30, 2004.



The amount due to Chairman of the Board at September 30, 2004 is as follows:

Due to Chairman of the Board before unamortized discount:           $ 5,621,753

Original discount on due to Chairman of the Board:                  (3,918,391)

Amortization of discount                                                104,791
                                                                    -----------
                                                                    $ 1,808,153
                                                                    ===========


In June 2003, the Company issued a $500,000 note payable to a related party, an entity in which its Chairman of the Board is also the managing director. The note payable bears interest at 20% and is payable by September 30, 2004. Such note payable was unsecured. The Company repaid the principal and related accrued interest amounting to approximately $70,000 during the nine-month period ended September 2004.

Interest expense, other than the amortization of discount, in connection with the due to stockholder amounted to approximately $102,000 and $106,000 during the nine-month period ended September 30, 2004 and 2003, respectively.

In February and March 2004, the Company's Chairman of the Board advanced the Company $250,000 and $50,000, respectively, to finance the settlement amount related to obligations with a former contractor and with the payment of certain legal fees incurred in connection with the retention of their corporate counsel. Such advances are non-interest bearing and are due on or before December 31, 2004. The Company repaid the advances of $250,000 and $50,000 in October 2004 and December 2004, respectively.

In April 2004, the Company secured a $100,000 credit facility with its Chairman of the Board. The Company has drawn $50,000 under such credit facility. The credit facility is non-interest bearing and is due on or before December 31, 2004. The Company repaid the credit facility of $50,000 in December 2004.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 5 - OTHER RELATED PARTY TRANSACTIONS

In April 2004, the Company agreed to pay certain fixed and variable fees and support services to a related party entity partly owned by its chief executive officer and by a stockholder and former officer in exchange for a share of revenues of the floor brokerage services of the related party. The Company will pay such related party a minimum annual fixed fee of $50,000 and assume all expenses directly incurred by the related party associated floor brokerage services. Additionally, the Company will pay such related party $1,525,000 on April 1, 2014. However, upon a Capital Raise, the Company will pay up to 10.67% of the amount raised during the Capital Raise, up to $762,500, to the related party, with the remaining principal and accrued interest of 12% from the date of the Capital Raise payable on April 1, 2014. The Company has recorded a discount on this due to related party of approximately $1.0 million in April 2004 and a corresponding decrease in additional paid in capital. The payable to the related party was discounted using the implied rate of 12% over ten years. The amortization of such discount amounted to approximately $28,000 during the nine-month period ended September 30, 2004 and has been recorded as interest expense to related parties in the accompanying statement of operations. The remaining undiscounted amortization of discount on the due to related party amounts to approximately $1.0 million as of September 30, 2004.

The Company's share of revenues and expenses of the floor brokerage services amounted to approximately $635,000 and $300,000, respectively during the nine-month period ended September 30, 2004. The Company has received $60,000 from the related party in connection with such floor brokerage services during the nine-month period ended September 30, 2004 and the related party owes approximately $273,000 as of September 30, 2004.


The Company recognizes its share of revenues of the floor brokerage services based on the commissions earned for such services which are recognized on the day of the trade-trade date basis.


The Company has recognized revenues of approximately $50,000 during the nine-month period ended September 30, 2004 from two related parties, entities in which its Chairman of the Board is also the managing director. Such related parties owe to the Company approximately $12,000 as of September 30, 2004.

During April 2004, both the Chief Executive Officer and a shareholder and former officer of the Company forfeited compensation of $375,000 resulting in a correspondence increase in additional paid-in capital.

Effective April 1, 2004, the Company entered into an agreement providing for the reimbursement of certain administrative expenses for services provided to a related party, an entity owned by its chief executive officer and by a shareholder and former officer. The Company charged an administrative fee of $1,500 for the nine-month period ended September 30, 2004, all of which is outstanding at September 30, 2004.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 6 - OTHER TRANSACTIONS

The Company has recognized revenues of approximately $150,000 during the nine-month period ended September 30, 2004 from two unrelated customers. These customers used the services of the Company at the request of its Chairman of the Board, who is also unrelated to the customers. Such customers owe to the Company approximately $93,000 as of September 30, 2004.

NOTE 7 - STOCKHOLDERS' DEFICIT

STOCK COMPENSATION PLAN

The Company has terminated its Long-Term Incentive Plan in June 2004.

The Company had granted 1,104,900 options under its Long-Term-Incentive Plan in February 2003, which were outstanding and exercisable at December 31, 2003. The exercise price per share of the options was $0.09. The remaining contractual life of the options at December 31, 2003 was 9.17 years. The Company uses the intrinsic value to account for its employee stock-based compensation arrangements. No intrinsic value was attributed to the grant of options made in 2003. In June 2004, the Company cancelled the grant of 1,104,900 options made to a former employee and replaced it with the issuance of 100,000 warrants. The warrants are convertible in 100,000 shares of common stock at an exercise price of $0.20 per share and expire in July 2010.

The following proforma information regarding stock-based compensation has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to FAS 123. For purposes of the proforma calculations, the fair value of each option was estimated at the date of grant using the Black-Scholes model with the following assumptions used: risk-free interest rate: 2.11%; dividend yield: none; volatility: none; expected lives: 3 years. No options were granted during the nine-month period ended September 30, 2004 and no value was attributed to the options granted during the period ended September 30, 2003. Accordingly, no adjustment was made to the net loss as reported for proforma disclosure purposes.

During November 2004, the Company adopted the 2004 Stock Option Plan ("2004 Plan"). The 2004 Plan allows for the grant of both incentive stock options and nonstatutory stock options. The 2004 Plan may be administered, interpreted and constructed by the Board of Directors or a compensation committee. The maximum number of shares of common stock which may be issued pursuant to options granted under the 2004 Plan may not exceed 7,500,000 shares. During December 2004, the Company granted 780,250 options

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 7 - STOCKHOLDERS' DEFICIT-CONTINUED

to its employees and directors under the 2004 Plan. All of the options are exercisable at $0.20 per share.

If any options granted under the 2004 Plan expires or terminates without having been exercised or ceased to be exercisable, such options will be available again under the 2004 Plan. All employees of the Company and its subsidiaries are eligible to receive incentive stock options and nonstatutory stock options. Non-employee directors and outside consultants who provided bona-fide services not in connection with the offer or sale of securities in a capital raising transaction are eligible to receive nonstatutory stock options. Incentive stock options may not be granted below their fair market value at the time of grant or, if to an individual who beneficially owns more than 10% of the total combined voting power of all stock classes of the Company or a subsidiary, the option price may not be less than 110% of the fair value of the common stock at the time of grant. The expiration date of an incentive stock option may not be longer than ten years from the date of grant. Option holders, or their representatives, may exercise their vested options up to three months after their employment termination or one year after their death or permanent and total disability. The 2004 Plan provides for adjustments upon changes in capitalization.

WARRANTS


In June 2004, the Company issued warrants to a customer. The warrants are exercisable up to 300,000 shares of common stock at an exercise price of $0.20 per share and expire in June 2007. The warrants are exercisable in three tranches of up to 100,000 warrants, if certain trading milestones are met during three six-month periods following the issuance of such warrants. The Company intends to cancel such warrants and the customer has orally agreed to the cancellation. None of the warrants are exercisable as of September 30, 2004. No value was attributed to such warrants as of September 30, 2004.


In June and July 2004, the Company issued warrants to one of its shareholders. The warrants are exercisable up to 1,200,000 shares of common stock at an exercise price of $0.20 per share and expire in June 2007. The warrants are exercisable in six tranches of up to 200,000 warrants if certain trading milestones are met during three six-month periods following the issuance of such warrants. None of the warrants are exercisable as of September 30, 2004. No value was attributed to such warrants as of September 30, 2004.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 7 - STOCKHOLDERS' DEFICIT-CONTINUED

COMMON AND PREFERRED STOCK

COMMON STOCK

In September 2004, the Company issued 5,000,000 shares of its common stock for gross proceeds of $1,000,000 in connection with a private placement. Additionally, the Company has issued 1,260,000 shares of its common stock which has been subscribed as of September 30, 2004. The Company provided registration rights to the holders of the shares issued in connection with such private placement.

PREFERRED STOCK

The Company's Board of directors has authorized the issuance of up to 5,000,000 shares of preferred stock in one or more series and may determine the rights, preferences, privileges and restrictions of these shares, including dividend, conversion, voting rights, and terms of redemption and liquidation preferences of such shares. No preferred shares have been issued as of September 30, 2004.

NOTE 8- COMMITMENTS

The Company leases its executive offices under a 5-year leasing arrangement providing a monthly base rent of $5,568. The minimum annual payments under such commitment for the next five years are as follows:

Year                                           Minimum Annual Payments
----                                           -----------------------
2004                                                    $16,704
2005                                                     66,817
2006                                                     55,680
2007                                                         --
2008                                                         --


The Company's rental expense amounted to approximately $50,000 and $50,000 during the nine-month period ended September 30, 2004 and 2003, respectively.

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 9 - INCOME TAXES

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, at September 30, are as follows:

                                                     2004                2003
                                                 -----------        -----------
Deferred tax assets:

Net operating loss carryforward                  $ 2,610,550        $ 2,627,922
Less valuation allowance                          (2,610,550)        (2,627,922)
                                                 -----------        -----------
Total net deferred tax assets:                   $        --        $        --
                                                 ===========        ===========

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 2,610,550 at September 30, 2004 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the nine-month period ended September 30, 2004 and 2003 was approximately $17,000 and $480,000, respectively.

The Company has incurred net operating losses since inception, with the exception of its nine-month period ended September 30, 2004. At September 30, 2004, the Company had a net operating loss carryforward amounting to approximately $8.0 million for U.S. tax purposes that expire in various amounts from 2020 through 2023. The Company may have had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point, the Company has not completed a change in ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate for the nine-month period ended September 30, 2004 and 2003, respectively, is as follows:

                                                     2004             2003
                                                  --------          --------
Tax at U.S Statutory Rate:                            35.0%             35.0%
State tax rate, net of federal benefits                5.7               5.7
Change in valuation allowance                        (40.7)             (40.7)
                                                  --------          --------
Effective tax rate                                     0.0%              0.0%
                                                  ========          ========

                                OPTIONABLE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

NOTE 10 - LEGAL PROCEEDINGS

In March 2004, the Company settled claims from a vendor for $250,000. The Company has also agreed to indemnify such vendor up to approximately $460,000 plus 9% interest from March 1, 2004 in the event the Company breaches its warranty or representation of financial information provided to such vendor. The Company had provided for this settlement by recording $250,000 in accounts payable and accrued expenses as of December 31, 2003. The Company believes it has not breached its warranty or representations of its financial information. Accordingly, the Company does not provide for additional provision related to this matter.

In May 2004, the Company settled outstanding professional fees of approximately $663,000 due to its former counsel, of which approximately $62,000 were incurred in 2004. The Company has agreed to pay $425,000 in settlement of such claims, which was paid in September 2004. Additionally, as part of the settlement, a partner of the Company's former legal counsel's firm has acquired 375,000 shares of the Company's common stock for $75,000 in September 2004. This settlement generated a gain on settlement of obligations of approximately $238,000 which is included in other income for the nine-month period ended September 30, 2004.

NOTE 11 - SUBSEQUENT EVENTS

During October 2004, the Company issued 50,000 shares of its common stock to a consultant in connection with a private placement. The shares were valued at $0.20 per share.

During December 2004, the Company granted 780,250 stock options to its employees and directors under the 2004 Stock Option Plan. All of the options are exercisable at $0.20 per share.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Seventh of our Certificate of Incorporation, and Article VII of our By-laws, respectively, provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                    Item                           Amount Payable by the Company


SEC Registration Fee                                                  $      799
Printing and Engraving                                                $    5,000
Legal Fees                                                            $   50,000
Directors' and Officers' Liability Insurance
Accounting Fees                                                       $   10,000
Miscellaneous Expenses                                                $   10,000
                                                                      ----------
         Total                                                        $


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In June 2004, the Company cancelled the grant of 1,104,900 options made to a former employee and replaced it with the issuance of 100,000 warrants. The warrants are convertible in 100,000 shares of common stock at an exercise price of $0.20 per share and expire in July 2010. This issuance was exempt from registration pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In June 2004, the Company issued warrants to a customer. The warrants are exercisable up to 300,000 shares of common stock at an exercise price of $0.20 per share and expire in June 2007. The warrants are exercisable in three traunches of up to 100,000 warrants, if certain trading milestones are made during three six-month periods following the issuance of such warrants. This issuance was exempt from registration pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.


In June and July 2004, the Company issued warrants to one of its stockholders. The warrants are exercisable up to 1,200,000 shares of common stock at an exercise price of $0.20 per share and expire in June 2007. The warrants are exercisable in six traunches of up to 200,000 warrants if certain trading milestones are met during three six-month periods following the issuance of such warrants. None of the warrants are exercisable as of September 30, 2004. This issuance was exempt from registration pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.


As of September 2004, the Company sold 5,000,000 shares of its common stock in a private placement at a purchase price of $.20 per share for gross proceeds to the Company of $1,000,000. Additionally, the Company has issued 1,260,000 shares of its common stock which has been subscribed as of September 30, 2004 pursuant to the private placement. The private placement was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) under that Act and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. The common stock was placed with accredited investors, as such term is defined in Regulation D.

On October 28, 2004, the Company issued 50,000 shares of its common stock to Jackson Steinem, Inc., the beneficial owner of which is Adam S. Gottbetter of Gottbetter & Partners, LLP, counsel to the Company. The shares were issued in consideration of non-legal services rendered and were valued at $.20 per share. This issuance was exempt from registration pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

During December 2004 the Company granted 780,250 stock options to its employees and directors under the 2004 Stock Option Plan. All of the options are exercisable at $.20 per share. These issuances was exempt from registration pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.


Exhibit No.                                Description
-----------                                -----------
*3(i)(a)              Certificate of Incorporation of Optionable, Inc., dated
                      February 4, 2000.

*3(i)(b) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated March 30, 2000.

*3(i)(c) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated May 31, 2000.

*3(i)(d) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated July 21, 2000.

*3(i)(e) Corrected Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated January 31, 2003.

*3(i)(f) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated June 9, 2004.

*3(ii)                Amended and Restated By-laws of Optionable, Inc.

5                     Opinion of Gottbetter & Partners, LLP (filed herewith)

*10(i) Lease Agreement between 24 South Third Avenue Corp. and 60 3rd Ave. Corp., as Lessor, and Optionable, Inc., as Lessee, dated October 3, 2001.

*10(ii) Master Services Agreement with Capital Energy Services LLC, dated April 1, 2004 including the Consulting Agreement as a part thereof and Addendum, dated October 7, 2004

10(iii) Options Order Flow Agreement, dated July 1, 2004, between the Company and Intercontinental Exchange, Inc. (filed herewith)

*10(iv)(a)            Employment Agreement, as amended, between the Company and
                      Edward J. O'Connor.

*10(iv)(b)            Employment Agreement between the Company and Kevin P.
                      Cassidy.

*10(iv)(b)(I)         Termination of Employment Agreement between the Company
                      and Kevin P. Cassidy.

Exhibit No.                                Description
-----------                                -----------

*10(v)(a)             Optionable, Inc. 2004 Stock Option Plan.

*10(v)(b)             Nonstatutory Stock Option Agreement, dated as of December
                      3, 2004, between the Company and Yechiel Abraham Zucker.

*10(v)(c)             Nonstatutory Stock Option Agreement, dated as of December
                      3, 2004, between the Company and Albert Helmig.

*10(vi) Prepaid Commission Agreement, dated February 3, 2003, between the Company and Mark Nordlicht.

*10(vii)(a)           Revolving Credit Facility Agreement, dated June 5, 2003,
                      between the Company and Platinum Value Arbitrage Fund LP.

*10(vii)(b)           $500,000 Revolving Promissory Note from the
                      Company to Platinum Value Arbitrage Fund LP dated June
                      5, 2003.

*10(viii)             Prepaid Commission Agreement, dated June 9, 2003, between
                      the Company and Platinum Partners Value Arbitrage Fund
                      LLP.

*10(ix)(a)            Loan Agreement, dated February 13, 2004, between the
                      Company and Mark Nordlicht.

*10(ix)(b)            $250,000 Promissory Note, dated February 13, 2004, from
                      the Company to Mark Nordlicht.

*10(ix)(c)            $250,000 Promissory Note Extension Agreement, dated
                      September 9, 2004.

*10(x)(a)             Loan Agreement, dated March 8, 2004, between the Company
                      and Mark Nordlicht.

*10(x)(b)             $50,000 Promissory Note, dated March 8, 2004, from the
                      Company to Mark Nordlicht.

*10(x)(c)             $50,000 Promissory Note Extension Agreement, dated
                      September 9, 2004.

*10(xi)(a)            Loan Agreement, dated March 22, 2004, between the Company
                      and Mark Nordlicht.

*10(xi)(b)            $5,621,753.18 Promissory Note, dated March 22, 2004, from
                      the Company to Mark Nordlicht

*10(xii)(a)           Revolving Credit Facility Agreement, dated April 15, 2004, between the Company and Mark Nordlicht.

*10(xii)(b)           $50,000 Promissory Note, dated April 15, 2004, from the
                      Company to Mark Nordlicht.

Exhibit No.                                Description
-----------                                -----------

23(i) Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as Exhibit 5).


23(ii)                Consent of Sherb & Co., LLP (filed herewith)



*24                   Powers of Attorney



* Previously filed.


ITEM 28. UNDERTAKINGS.

The Registrant undertakes to:

(1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information to the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Briarcliff Manor, State of New York on February 10, 2005.


By: /s/ Edward J. O'Connor
    ------------------------------------------
    Edward J. O'Connor, Chief Executive Officer


In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


SIGNATURE AND TITLE


/s/ Edward J. O'Connor
-----------------------------------------------
Edward J. O'Connor,                                         February 10, 2005
President, Chief Executive Officer and Director

(principal executive officer)

/s/ Marc-Andre Boisseau
-----------------------------------------------
Marc-Andre Boisseau                                         February 10, 2005

Chief Financial Officer (principal financial

and accounting officer)

/s/ Mark Nordlicht
-----------------------------------------------
Mark Nordlicht, Director                                    February 10, 2005

/s/ Albert Helmig
----------------------------------------------
Albert Helmig, Director                                     February 10, 2005

                                OPTIONABLE, INC.
                                  EXHIBIT INDEX

Exhibit No.                                Description
-----------                                -----------

*3(i)(a)              Certificate of Incorporation of Optionable, Inc., dated
                      February 4, 2000.

*3(i)(b) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated March 30, 2000.

*3(i)(c) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated May 31, 2000.

*3(i)(d) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated July 21, 2000.

*3(i)(e) Corrected Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated January 31, 2003.

*3(i)(f) Certificate of Amendment to the Certificate of Incorporation of Optionable, Inc., dated June 9, 2004.

*3(ii)                Amended and Restated By-laws of Optionable, Inc.

5                     Opinion of Gottbetter & Partners, LLP (filed herewith)

*10(i) Lease Agreement between 24 South Third Avenue Corp. and 60 3rd Ave. Corp., as Lessor, and Optionable, Inc., as Lessee, dated October 3, 2001.

*10(ii) Master Services Agreement with Capital Energy Services LLC, dated April 1, 2004 including the Consulting Agreement as a part thereof and Addendum, dated October 7, 2004

10(iii) Options Order Flow Agreement, dated July 1, 2004, between the Company and Intercontinental Exchange,
                      Inc.(filed herewith)

*10(iv)(a)            Employment Agreement, as amended, between the Company and
                      Edward J. O'Connor.

*10(iv)(b)            Employment Agreement between the Company and Kevin P.
                      Cassidy.

*10(iv)(b)(I)         Termination of Employment Agreement between the Company
                      and Kevin P. Cassidy.

Exhibit No.                                Description
-----------                                -----------

*10(v)(a)             Optionable, Inc. 2004 Stock Option Plan.

*10(v)(b)             Nonstatutory Stock Option Agreement, dated as of December
                      3, 2004, between the Company and Yechiel Abraham Zucker.

*10(v)(c)             Nonstatutory Stock Option Agreement, dated as of December
                      3, 2004, between the Company and Albert Helmig.

*10(vi) Prepaid Commission Agreement, dated February 3, 2003, between the Company and Mark Nordlicht.

*10(vii)(a)           Revolving Credit Facility Agreement, dated June 5, 2003,
                      between the Company and Platinum Value Arbitrage Fund LP.

*10(vii)(b)           $500,000 Revolving Promissory Note from the
                      Company to Platinum Value Arbitrage Fund LP dated June
                      5, 2003.

*10(viii)             Prepaid Commission Agreement, dated June 9, 2003, between
                      the Company and Platinum Partners Value Arbitrage Fund
                      LLP.

*10(ix)(a)            Loan Agreement, dated February 13, 2004, between the
                      Company and Mark Nordlicht.

*10(ix)(b)            $250,000 Promissory Note, dated February 13, 2004, from
                      the Company to Mark Nordlicht.

*10(ix)(c)            $250,000 Promissory Note Extension Agreement, dated
                      September 9, 2004.

*10(x)(a)             Loan Agreement, dated March 8, 2004, between the Company
                      and Mark Nordlicht.

*10(x)(b)             $50,000 Promissory Note, dated March 8, 2004, from the
                      Company to Mark Nordlicht.

*10(x)(c)             $50,000 Promissory Note Extension Agreement, dated
                      September 9, 2004.

*10(xi)(a)            Loan Agreement, dated March 22, 2004, between the Company
                      and Mark Nordlicht.

*10(xi)(b)            $5,621,753.18 Promissory Note, dated March 22, 2004, from
                      the Company to Mark Nordlicht

*10(xii)(a)           Revolving Credit Facility Agreement, dated April 15, 2004, between the Company and Mark Nordlicht.

*10(xii)(b)           $50,000 Promissory Note, dated April 15, 2004, from the
                      Company to Mark Nordlicht.

Exhibit No.                                Description
-----------                                -----------

23(i) Consent of Gottbetter & Partners, LLP (included in its opinion filed herewith as Exhibit 5).

23(ii)                Consent of Sherb & Co., LLP (filed herewith)


*24                   Powers of Attorney



*Previously filed.